Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

LILIS ENERGY, INC.,

LILIS MERGER SUB, INC.,

and

BRUSHY RESOURCES, INC.

December 29, 2015

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of December 29, 2015 (this “Agreement”), is by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Lilis (the “Merger Sub”) and Brushy Resources, Inc., a Delaware corporation (“Brushy”).

WHEREAS, the respective Boards of Directors of Lilis, the Merger Sub and Brushy have deemed it advisable and in the best interests of their respective stockholders and corporations that a transaction be effected pursuant to which (i) the Merger Sub will merge with and into Brushy, with Brushy continuing as the surviving corporation and (ii) subject to the provisions of Article 2, Lilis will pay the Merger Consideration for all of the shares of Brushy Common Stock outstanding at the Effective Time, upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved this Agreement and the Merger;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Lilis, Merger Sub and Brushy to enter into this Agreement, SOSventures, LLC shall have entered into a voting agreement with Lilis, Merger Sub and Brushy, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”); and

WHEREAS, the parties hereto contemplate that Brushy will assign the GF Assets to Creative Oil & Gas, LLC, a Delaware limited liability company (“Creative O&G”), in exchange for forgiveness of the subordinated debt owed by Brushy to SOSventures, LLC pursuant to the Credit Agreement, dated July 25, 2013, between Starboard Resources, Inc. and SOSventures, LLC, as amended (the “SOS Debt”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article 1
THE MERGER

Section 1.1 Payment Prior to Merger. Immediately upon the execution of this Agreement, Lilis shall pay, or cause to be paid, by check or wire transfer, the Refundable Deposit to Brushy, which shall be used for the matters set forth on Schedule 1.1(a) hereto.

Section 1.2 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (i) the Merger Sub shall merge with and into Brushy (the “Merger”), (ii) the separate corporate existence of the Merger Sub shall cease and (iii) Brushy shall continue its corporate existence under Delaware law as the surviving entity in the Merger and as a wholly-owned Subsidiary of Lilis (the “Surviving Entity”).

Section 1.3 Effective Time of the Merger. Upon the terms and subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, Lilis, the Merger Sub and Brushy shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the “Certificate of Merger”), as required by the DGCL, which may specify a later date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

Section 1.4 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, California, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.5 Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and the Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 1.6 Certificate of Incorporation. Pursuant to the Merger, the Certificate of Incorporation of the Merger Sub in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Entity at and after the Effective Time until thereafter amended as provided therein or by the DGCL.

Section 1.7 Bylaws. Pursuant to the Merger, the Bylaws of the Merger Sub in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Entity at and after the Effective Time until thereafter amended in accordance with the terms thereof, the Surviving Entity’s Certificate of Incorporation and the DGCL.

Section 1.8 Directors and Officers.

(a) The officers and directors of Merger Sub immediately prior to the Effective Time and shall be the directors and officers, respectively, of the Surviving Entity at and after the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Merger Sub’s Organizational Documents and the DGCL.

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(b) At and after the Effective Time, the directors and officers of Lilis shall be as determined pursuant to Section 5.13.

Article 2
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) Effect of the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Brushy or the Merger Sub or the holder of any shares of Brushy Common Stock or shares of Merger Sub Common Stock:

(i) Capital Stock of the Merger Sub. Each share of common stock of the Merger Sub, par value $0.001 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Entity.

(ii) Conversion of Brushy Common Stock. Subject to Section 2.1(a)(iv), each share of common stock of Brushy, par value $0.001 per share (the “Brushy Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Brushy Common Stock described in Section 2.1(a)(iv) and any Dissenting Shares) shall be converted automatically at the Effective Time into the right to receive a certain number shares of common stock of Lilis, par value $0.0001 per share (the “Lilis Common Stock”) equal to the Stock Exchange Ratio (the “Merger Consideration”).

(iii) Certificates. All shares of Brushy Common Stock, when so converted to the right to receive the Merger Consideration pursuant to Section 2.1(a)(ii), shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate (a “Certificate”) that previously represented shares of Brushy Common Stock, and each Person who is a holder of a beneficial interest in the shares of Brushy Common Stock represented by any such Certificate, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such shares of Brushy Common Stock.

(iv) Treasury Stock. All shares of Brushy Common Stock held by Brushy as treasury shares or by Lilis or the Merger Sub or by any wholly-owned Subsidiary of Lilis, the Merger Sub or Brushy immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor.

(b) No Fractional Shares. Notwithstanding anything to the contrary in Section 2.1(a), no fractional share of Lilis Common Stock will be issued by virtue of the Merger. In lieu of any such fractional share, each holder of shares of Brushy Common Stock who would otherwise have been entitled to receive a fraction of a share of Lilis Common Stock pursuant to Section 2.1(a) shall have the right to receive the nearest rounded-down whole number of shares of Lilis Common Stock, such that the “Merger Consideration” that each such holder has the right to receive pursuant to Section 2.1(a) shall be deemed to be such whole number of shares of Lilis Common Stock that such holder is entitled to receive after taking into account this Section 2.1(b).

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(c) Impact of Stock Splits, Etc. If, between the date of this Agreement and the Effective Time, the shares of Lilis Common Stock or Brushy Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate, proportionate, equitable adjustments shall be made to the Merger Consideration. Nothing in this Section 2.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d) Treatment of Brushy Options. At the Effective Time, and in accordance with Section 5.18, each option to purchase shares of Brushy Common Stock (a “Brushy Option”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and retired, cease to exist and be of no further force and effect. No holder of any Brushy Option (whether vested or unvested, or exercised or unexercised) will have any rights to, or as a holder of, such Brushy Option to purchase shares of Brushy Common Stock issuable thereunder.

(e) Treatment of Brushy Warrants. At the Effective Time, and in accordance with Section 5.18, each Brushy Warrant that is outstanding immediately prior to the Effective Time shall be cancelled and retired, cease to exist and be of no further force and effect. No holder of any Brushy Warrant will have any rights to, or as a holder of, such Brushy Warrant to purchase shares of Brushy Common Stock issuable thereunder.

Section 2.2 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary (without limitation of Section 6.3(d)), if dissenter’s rights are available under the DGCL in connection with the Merger, shares of Brushy Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to exercise dissenter’s rights and who properly exercises such rights with respect to such shares pursuant to, and who complies in all respects with, the applicable provisions of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but, instead at the Effective Time, shall be converted into the right to receive such consideration as may be determined to be due to the holders of such Dissenting Shares pursuant to Section 262 of the DGCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares shall thereupon be deemed to have converted into, as of the Effective Time, and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without any interest thereon. Brushy shall give Lilis and the Merger Sub (a) prompt notice of any written demands for appraisal of any shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Brushy relating to rights provided in Section 262 of the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Brushy shall not, except with the prior written consent of Lilis, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of Brushy, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Lilis shall deposit, or shall cause to be deposited, with Lilis’s transfer agent or a bank or trust company designated by Lilis and reasonably satisfactory to Brushy (the “Exchange Agent”), for the benefit of the holders of shares of Brushy Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, sufficient shares of Lilis Common Stock to make, pursuant to this Article 2, all deliveries of shares of Lilis Common Stock as required by this Article 2. All shares of Lilis Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Brushy Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Lilis shall instruct the Exchange Agent to transmit to each record holder, as of the Effective Time, of an outstanding Certificate that immediately prior to the Effective Time represented shares of Brushy Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Lilis and Brushy prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Brushy Common Stock represented by such Certificates. Promptly after the Effective Time, upon surrender of Certificates for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates shall be entitled to receive in exchange therefor shares of Lilis Common Stock representing, in the aggregate, the whole number of shares of Lilis Common Stock that such holders have the right to receive pursuant to Section 2.1 (after taking into account all shares of Brushy Common Stock then held by such holder). In the event of a transfer of ownership of shares of Brushy Common Stock that was not registered in the transfer records of Brushy, the Merger Consideration payable in respect of such shares of Brushy Common Stock may be paid to a transferee if the Certificate representing such shares of Brushy Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.3, each Certificate, other than Certificates representing Dissenting Shares, shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Brushy Common Stock represented by such Certificate.

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(c) Further Rights in Brushy Common Stock. The Merger Consideration issued upon conversion of a share of Brushy Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Brushy Common Stock.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Brushy Common Stock 180 days following the Effective Time shall be delivered to Lilis upon its demand and, from and after such delivery to Lilis, any former holders of shares of Brushy Common Stock (other than Dissenting Shares) who had not theretofore complied with this Article 2 shall thereafter look only to Lilis for the Merger Consideration payable in respect of such shares of Brushy Common Stock. Any Merger Consideration remaining unclaimed by former holders of shares of Brushy Common Stock immediately prior to such time as such Merger Consideration would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Lilis, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(e) No Liability. Neither Lilis nor any of its affiliates shall be liable to any former holder of shares of Brushy Common Stock for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Lilis, the posting by such Person of a bond, in such reasonable amount as Lilis may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall (other than in respect of Dissenting Shares represented by such Certificate) pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Brushy Common Stock represented by such Certificate.

(g) Withholding. Each of Lilis and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Brushy Common Stock such amounts as Lilis or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Lilis or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Brushy Common Stock in respect of whom such deduction and withholding was made by Lilis or the Exchange Agent, as the case may be.

(h) Uncertificated Shares. In the case of outstanding shares of Brushy Common Stock that are not represented by Certificates, if any, the parties shall make such adjustments to this Section 2.3 as are necessary or appropriate to implement the same purpose and effect that this Section 2.3 has with respect to shares of Brushy Common Stock that are represented by Certificates.

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Section 2.4 Stock Transfer Books. At the close of business on the date on which the Effective Time occurs, the stock transfer books of Brushy shall be closed and thereafter there shall be no further registration of transfers of shares of Brushy Common Stock theretofore outstanding on the records of Brushy. From and after the close of business on the date on which the Effective Time occurs, any Certificates presented to the Exchange Agent or Lilis for any reason shall be converted into the Merger Consideration payable, pursuant and subject to the provisions of this Article 2, in respect of the shares of Brushy Common Stock represented by such Certificates, without any interest thereon.

Article 3
REPRESENTATIONS AND WARRANTIES OF BRUSHY

Except as disclosed in (i) the Brushy SEC Documents filed by Brushy since January 1, 2014 and prior to the date of this Agreement and publicly available (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Brushy SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof) or (ii) the disclosure letter delivered by Brushy to Lilis simultaneously with or prior to the execution and delivery of this Agreement (the “Brushy Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Brushy represents and warrants to Lilis as follows:

Section 3.1 Organization.

(a) Brushy and each Subsidiary of Brushy is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Brushy and each Subsidiary of Brushy is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Brushy.

(c) Brushy has previously made available to Lilis a complete and correct copy of its Organizational Documents, in each case as amended (if so amended) to the date of this Agreement, and has made available the Organizational Documents each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither Brushy nor any Subsidiary of Brushy is in violation of its Organizational Documents.

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(d) Brushy has no Subsidiaries, other than Impetro Resources LLC, a Delaware limited liability company, and Impetro Operating LLC, a Delaware limited liability company.

Section 3.2 Capitalization.

(a) The authorized capital stock of Brushy consists of 150,000,000 shares of Brushy Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Brushy Preferred Stock”). As of the date hereof, (i) 12,711,986 shares of Brushy Common Stock are issued and outstanding, (ii) 2,542,397 shares of Brushy Common Stock are reserved for issuance in connection with the exercise of the outstanding warrants (the “Brushy Warrants”), (iii) 900,000 shares of Brushy Common Stock are issuable (and such number was reserved for issuance) upon the exercise of outstanding Brushy Options and (iv) no shares of Brushy Preferred Stock were issued. Neither Brushy nor any Subsidiary of Brushy directly or indirectly owns any shares of Brushy Common Stock.

(b) No bond, debenture, note or other indebtedness is outstanding that provides to its holder the right to vote on any matter on which stockholders of Brushy may vote. No bond, debenture, note or other indebtedness is convertible into or exchangeable for securities having the right to vote on any matter on which stockholders of Brushy may vote is outstanding.

(c) All issued and outstanding shares of Brushy Common Stock are, and all shares of Brushy Common Stock that may be issued or granted pursuant to the exercise of the Brushy Options or Brushy Warrants will be, when issued or granted in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuances and sales of all of the shares of Brushy Common Stock described in this Section 3.2 have been in compliance with United States federal and state securities Laws.

(d) Neither Brushy nor any Subsidiary of Brushy has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities Law or granted registration rights to any Person.

(e) Except for the Brushy Options and the Brushy Warrants, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Brushy or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Brushy or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Brushy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest of Brushy or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Brushy or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Brushy or any of its Subsidiaries. Immediately after the consummation of the Merger, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, convertible or exchangeable securities, agreements, claims or commitments or other rights of any character by which Brushy or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of Brushy or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

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(f) All of the equity interests of Brushy’s Subsidiaries are owned by Brushy free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law, and all such equity interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Brushy nor any Subsidiary of Brushy owns any shares of capital stock or other securities of, or interest in, any other Person, except for the equity interests of Brushy’s Subsidiaries, or is obligated to make any capital contribution to or other investment in any other Person.

(g) No indebtedness of Brushy or any Subsidiary of Brushy contains any restriction (other than customary notice provisions) upon (i) the prepayment of any indebtedness of Brushy or its Subsidiaries, (ii) the incurrence of indebtedness by Brushy or its Subsidiaries or (iii) the ability of Brushy or its Subsidiaries to grant any Lien on the properties or assets of Brushy or its Subsidiaries.

Section 3.3 Authorization; Validity of Agreement. Brushy has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to approval of this Agreement by the stockholders of Brushy in accordance with the DGCL and the Organizational Documents of Brushy. The execution, delivery and performance by Brushy of this Agreement and the consummation by Brushy of the transactions contemplated hereby have been duly authorized by the Board of Directors of Brushy (the “Brushy Board”). The Brushy Board has directed that this Agreement and the transactions contemplated hereby be submitted to Brushy’s stockholders for approval and, except for the Brushy Required Vote, no other corporate proceedings on the part of Brushy are necessary to authorize the execution, delivery and performance of this Agreement by Brushy and the consummation by Brushy of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Brushy and, assuming due authorization, execution and delivery of this Agreement by Lilis and the Merger Sub, constitutes a valid and binding obligation of Brushy enforceable against Brushy in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

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Section 3.4 No Violation; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by Brushy nor the consummation by Brushy of the Merger or any other transactions contemplated hereby will (i) violate any provision of the Organizational Documents of Brushy or any of its Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Brushy or its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Brushy or any Subsidiary of Brushy is a party or by which either of them or any of their respective assets or properties may be bound, or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.4(b) are duly and timely obtained or made and the Brushy Required Vote has been obtained, conflict with or violate any federal, state, provincial, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, the “Laws”) applicable to Brushy, its Subsidiaries or any of their respective properties or assets; except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, provincial, local or foreign court, arbitral, legislative, administrative, executive or regulatory authority or agency (a “Governmental Entity”) or any other Person is required to be obtained or made by Brushy or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Brushy or the consummation by Brushy of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or Takeover Laws, (iv) the approval of this Agreement by the Brushy Required Vote, (v) the filing of the Certificate of Merger for the Merger with the Secretary of State of the State of Delaware, (vi) consents or approvals of any Governmental Entity that are normally obtained after the consummation of this type of transaction, and (vii) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

Section 3.5 SEC Reports and Financial Statements.

(a) Brushy has timely filed with the Securities and Exchange Commission (the “SEC”) all forms and documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) its Annual Reports on Form 10-K, (ii) its Quarterly Reports on Form 10-Q, and (iii) all other forms, reports and registration statements required to be filed by Brushy with the SEC. The documents described in the foregoing clauses (i)–(iii), in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Brushy SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Brushy SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other applicable Laws, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of Brushy’s Subsidiaries are subject to the periodic reporting requirements of the Exchange Act or are required to file any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Entity.

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(b) (i) The December 31, 2014 consolidated balance sheets of Brushy and its Subsidiaries (the “Brushy Balance Sheet”) and the related consolidated statements of operations, stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Brushy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by Brushy with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Brushy and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; (ii) each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Brushy with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Brushy with the SEC after the date of this Agreement will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The books and records of Brushy and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP was a registered public accounting firm for Brushy, as disclosed in the Brushy SEC Documents. Akin Doherty Klein & Feuge, P.C. is a registered public accounting firm for Brushy, as disclosed in the Brushy SEC Documents, and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as a registered public accounting firm for Brushy.

(c) The exercise price of each Brushy Option has not been less than the fair market value of a share of Brushy Common Stock as determined on the date of grant of such Brushy Option and all grants of the Brushy Options were validly issued and properly approved by the Brushy Board in material compliance with applicable Law and recorded in Brushy’s financial statements referred to in Section 3.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

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Section 3.6 Oil and Gas Wells. All of Brushy’s and its Subsidiaries’ wells have been drilled and (if completed) completed, operated and produced in compliance with applicable oil and gas leases and applicable Laws, except where any noncompliance would not have a Material Adverse Effect with respect to Brushy. Neither Brushy nor any Subsidiary of Brushy is in violation of any applicable Law oil and gas lease, permit, license or contract requiring Brushy to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons. With respect to any Oil and Gas Interests of Brushy and its Subsidiaries that are not operated by Brushy or its Subsidiaries, Brushy makes the representations and warranties set forth in this Section 3.6 only to its knowledge having made commercially reasonable inquiry of the operators with respect hereto.

Section 3.7 Absence of Certain Changes.

(a) Since December 31, 2014, (i) Brushy and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(b) Since December 31, 2014, neither Brushy nor any Subsidiary of Brushy has (i) (A) increased or agreed to increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2014, (B) granted any severance or termination pay or entered into any contract to make or grant any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons whether pursuant to an Employee Benefit Plan or otherwise (except for routine travel advances) or (D) adopted any Employee Benefit Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Brushy Common Stock, (iii) effected or authorized any split, combination or reclassification of any shares of Brushy Common Stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Brushy Common Stock, (iv) changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of Brushy or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (v) made any material Tax election or settled or compromised any material income Tax liability, (vi) made any material change in the policies and procedures of Brushy or its Subsidiaries in connection with trading activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any material Brushy Asset other than in the ordinary course of business consistent with past practices, (viii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Brushy Assets in any material respect, including writing down the value of any of the Brushy Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

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Section 3.8 Absence of Undisclosed Liabilities. Since December 31, 2014, neither Brushy nor any Subsidiary of Brushy has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy, (ii) liabilities, if any, in respect of Litigation (which are the subject of Section 3.12(a)) and (iii) liabilities, if any, under Environmental Laws (which are the subject of Section 3.16).

Section 3.9 Disclosure Documents; Fairness Opinion.

(a) The proxy statement or information statement of Brushy (as amended or supplemented from time to time, the “Brushy Stockholder Statement”) to be mailed to the stockholders of Brushy in connection with the Merger and the Brushy Required Vote will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Brushy Stockholder Statement or any amendment or supplement thereto is first mailed to stockholders of Brushy and, if Brushy holds the Brushy Special Meeting, at the time of the Brushy Special Meeting. The Brushy Stockholder Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder; however, inasmuch as Brushy is not subject to Section 14 of the Exchange Act, the Brushy Stockholder Statement shall not be filed with the SEC, but may be furnished by Brushy in accordance with the requirements of Section 15(d) of the Exchange Act. Notwithstanding the foregoing, Brushy makes no representation or warranty with respect to any information supplied in writing by Lilis or the Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the Brushy Stockholder Statement.

(b) None of the information to be supplied by Brushy for inclusion in the Registration Statement on Form S-4 and the Lilis Proxy Statement (together with any amendments or supplements thereto, the “S-4”) to be filed by Lilis with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed and when the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.10 Employees and Consultants. Section 3.10 of the Brushy Disclosure Letter lists the name and title or position of each employee and consultant of Brushy or its Subsidiaries (collectively, the “Brushy Employees/Consultants”). All Brushy Employees/Consultants have been paid all salaries, wages, income and any other sum due and owing to them by Brushy or its Subsidiaries as at the end of the most recent completed pay period. All amounts required to be withheld by Brushy or its Subsidiaries from employees’ salaries or wages and paid to any Governmental Entity have been so withheld and paid or remitted. Neither Brushy nor any Subsidiary of Brushy has entered into any contracts of employment or consulting agreements. To the knowledge of Brushy, no Brushy Employee/Consultant is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such individual with Brushy or its Subsidiaries.

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Section 3.11 Employee Benefit Plans. Neither Brushy nor any Subsidiary of Brushy sponsors, maintains or contributes to or has an obligation (secondary, contingent or otherwise) to sponsor, maintain or contribute to, and at no time, has sponsored, maintained or contributed to or had an obligation to sponsor, maintain or contribute to, any Employee Benefit Plan. All Employee Benefit Plans of Brushy comply, and have been administered or operated in compliance, in all material respects with all applicable Laws.

Section 3.12 Litigation; Compliance with Law.

(a) Except for such Litigation expressly set forth in the Brushy SEC Documents filed and publicly available prior to the date of this Agreement or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy, (i) there is no Litigation pending or, to the knowledge of Brushy, threatened in writing against, relating to or naming as a party thereto Brushy or its Subsidiaries, any of their respective properties or assets or any of Brushy’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Brushy, its Subsidiaries or any of Brushy’s officers or directors (in their capacities as such) and (iii) there is no Litigation that Brushy or any Subsidiary of Brushy has pending against other parties, where such Litigation is intended to enforce or preserve material rights of Brushy or its Subsidiaries.

(b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy, each of Brushy and each Subsidiary of Brushy has complied, and is in compliance, with all Laws and Brushy Permits that affect the respective businesses of Brushy or its Subsidiaries, Brushy Real Property and/or Brushy Assets, and Brushy and its Subsidiaries have not been and are not in violation of any such Law or Brushy Permit; nor has any notice, charge, Claim or action been received in writing by Brushy or its Subsidiaries or been filed, commenced or, to the knowledge of Brushy, threatened against Brushy or its Subsidiaries alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(c) Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither Brushy nor any Subsidiary of Brushy, nor, in any such case, any of their respective Representatives, has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to Brushy or its Subsidiary in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Brushy or its Subsidiary in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject Brushy or its Subsidiaries to any material liability or penalty under any and all Laws of any Governmental Entity.

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(d) Brushy and its Subsidiaries hold all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Brushy Real Property and the Brushy Assets and the conduct of their respective businesses as currently conducted (“Brushy Permits”), except where the failure to hold such Brushy Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy. Neither Brushy nor any Subsidiary of Brushy has received notice that any Brushy Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Brushy has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Brushy Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(e) This Section 3.12 does not relate to matters with respect to (i) Tax Laws and other Tax matters (which are the subject of Section 3.15) and (ii) Environmental Laws (which are the subject of Section 3.16).

Section 3.13 Intellectual Property.

(a) Except as individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Brushy:

(i) Brushy or each Subsidiary of Brushy is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the businesses of Brushy and its Subsidiaries (“Brushy IP Rights”), free and clear of all security interests (except Permitted Liens), including but not limited to liens, charges, mortgages, title retention agreements or title defects;

(ii) to Brushy’s knowledge, no consent, co-existence or settlement agreements, judgments, or court orders limit or restrict Brushy’s or its Subsidiaries’ ownership rights in and to any Intellectual Property owned by them;

(iii) the conduct of the business of Brushy and its Subsidiaries as presently conducted does not, to the knowledge of Brushy, infringe or misappropriate any third Person’s Intellectual Property; and

(iv) to the knowledge of Brushy, no third Person is infringing or misappropriating any Intellectual Property owned by Brushy or its Subsidiaries, and to the knowledge of Brushy there is no litigation pending or threatened in writing by or against Brushy or its Subsidiaries, nor, to the knowledge of Brushy, has Brushy or its Subsidiaries received any written charge, claim, complaint, demand, letter or notice that asserts a claim (A) alleging that any or all of the Brushy IP Rights infringe or misappropriate any third party’s Intellectual Property or (B) challenging the ownership, use, validity or enforceability of any Brushy IP Right.

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(b) All Intellectual Property owned by Brushy or its Subsidiaries that is the subject of an application for registration or a registration (“Registered Brushy IP”) is, to the knowledge of Brushy, in force, and all application, renewal and maintenance fees in relation to all Registered Brushy IP have been paid to date, except for any Registered Brushy IP that Brushy has abandoned, not renewed or allowed to expire.

(c) Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Brushy, to Brushy’s knowledge (i) there does not exist, nor has Brushy or any Subsidiary of Brushy received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to Brushy IP Rights and (ii) neither Brushy nor any Subsidiary of Brushy has received written notice of the desire of the other party or parties to any such material contracts relating to Brushy IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Brushy IP Rights or exercise remedies thereunder.

Section 3.14 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, neither Brushy nor any Subsidiary of Brushy is a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral):

(i) that is an employment agreement between Brushy, on the one hand, and any of its officers and key employees, on the other hand;

(ii) that, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Lilis, Brushy or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

(iii) that is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement;

(iv) that expressly limits the ability of Brushy or its Subsidiaries, or would limit the ability of Lilis (or its Subsidiary) after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Brushy and its Subsidiaries, taken as a whole, or, following the Effective Time, to Lilis and its affiliates, taken as a whole;

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(v) that is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons;

(vi) the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan); or

(vii) that is a stockholder rights agreement or that otherwise provides for the issuance of any securities in respect of this Agreement or the Merger.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not included as an exhibit to the Brushy SEC Documents, is referred to herein as an “Brushy Material Contract,” and for purposes of Section 5.1(r) and the bring-down of Section 3.14(b) pursuant to Section 6.3(a), “Brushy Material Contract” shall include as of the date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement. Brushy has previously made available to Lilis true, complete and correct copies of each Brushy Material Contract that is not included as an exhibit to the Brushy SEC Documents.

(b) Each Brushy Material Contract is valid and binding and in full force and effect and Brushy and its Subsidiaries have performed all obligations required to be performed by them to date under each Brushy Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Brushy. Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Brushy, to Brushy’s knowledge, (i) there does not exist, nor has Brushy or any Subsidiary of Brushy received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Brushy Material Contract and (ii) neither Brushy nor any Subsidiary of Brushy has received written notice of the desire of the other party or parties to any such Brushy Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Brushy Material Contract or exercise remedies thereunder. Each Brushy Material Contract is enforceable by Brushy or its Subsidiaries in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(c) The Oil and Gas Interests of Brushy and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for Permitted Liens or (ii) any agreement not entered into in the ordinary course of business. In addition, no Brushy Material Contract contains any provision that prevents Brushy or its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Brushy and its Subsidiaries in accordance with historical practices.

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(d) As of the date of this Agreement, (i) there are no outstanding calls for payments that are due or that Brushy or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Brushy or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(e) None of the Oil and Gas Interests of Brushy or its Subsidiaries is limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

Section 3.15 Taxes.

(a) (i) All material Returns required to be filed by or with respect to Brushy and its Subsidiaries have been filed in accordance with all applicable Laws and all such returns are true, correct and complete in all material respects, (ii) Brushy and its Subsidiaries have timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Brushy, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws and all material sales or transfer Taxes required to be collected by Brushy or its Subsidiaries have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Brushy and its Subsidiaries reflected in the Brushy Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (v) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of Brushy, proposed, against Brushy or its Subsidiaries that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Brushy, and (vi) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Brushy, threatened or scheduled to commence, against or with respect to Brushy or its Subsidiaries in respect of any material Tax.

(b) Neither Brushy nor any Subsidiary of Brushy has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns that include only Brushy and its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

(c) There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between Brushy or any Subsidiary of Brushy or any predecessor or affiliate of any of them and any other party under which Brushy or its Subsidiaries could be liable for any Taxes of any party other than Brushy or its Subsidiaries.

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(d) Neither Brushy nor any Subsidiary of Brushy has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e) There are no Liens for material Taxes on any asset of Brushy or its Subsidiaries, except for Permitted Liens and Liens for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Brushy.

(f) Neither Brushy nor any Subsidiary of Brushy has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Each of Brushy and each Subsidiary of Brushy has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Neither Brushy nor any Subsidiary of Brushy has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Neither Brushy nor any Subsidiary of Brushy will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j) Neither Brushy nor any Subsidiary of Brushy has undergone an “ownership change” pursuant to Section 382(g) of the Code.

(k) Neither Brushy nor any Subsidiary of Brushy has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(l) Brushy has made available to Lilis correct and complete copies of (i) all U.S. federal Returns of Brushy and its Subsidiaries filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not included in an audit report) relating to any material Taxes due from or with respect to Brushy or its Subsidiaries and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 3.15(l).

Section 3.16 Environmental Matters.

(a) Each of Brushy and each Subsidiary of Brushy is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

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(b) There is no Environmental Claim pending or, to the knowledge of Brushy, threatened against Brushy or its Subsidiaries or, to the knowledge of Brushy, against any Person whose liability for any Environmental Claim Brushy or any Subsidiary of Brushy has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(c) To the knowledge of Brushy, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that would be reasonably likely to form the basis of any Environmental Claim against Brushy or its Subsidiaries or, to the knowledge of Brushy, against any Person whose liability for any Environmental Claim Brushy or any Subsidiary of Brushy has retained or assumed either contractually or by operation of Law that, individually or in the aggregate, would be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of Brushy, formerly owned or operated by Brushy or its Subsidiaries, except for such Cleanups that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(e) To the knowledge of Brushy, no Brushy Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(f) Brushy and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the businesses of Brushy and its Subsidiaries as currently conducted and, to the knowledge of Brushy, there are no pending or threatened actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

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Section 3.17 Brushy Assets. Brushy has good and defensible title to the Oil and Gas Interests owned by Brushy and its Subsidiaries or included as assets in the Brushy Balance Sheet and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of Brushy and its Subsidiaries (such oil and gas properties and other properties and assets are herein referred to as the “Brushy Assets”), with respect to both such oil and gas properties and all other Brushy Assets, free and clear of all Liens except for Permitted Liens. (i) The oil and gas leases deeds, conveyances, assignments, licenses, permits and other agreements that provide Brushy and its Subsidiaries with operating rights or ownership interests in oil and gas properties and all other leases, deeds, conveyances, assignments, licenses, permits and agreements that provide Brushy and its Subsidiaries with operating rights or ownership interests in the other Brushy Assets are legal, valid and binding and in full force and effect; (ii) the rentals, royalties and other payments due thereunder have been properly paid and are not being held in suspense, except for such suspensions that are both permitted by the Texas Natural Resources Code and set forth on Section 3.17(ii) of the Brushy Disclosure Letter; and (iii) there is no existing default by Brushy or its Subsidiaries (or event that, with notice or lapse of time or both, would become a default by Brushy or its Subsidiaries), and to Brushy’s knowledge, there is no existing default by any other Person (or event that, with notice or lapse of time or both, would become a default by any such other Person), under any of such oil and gas leases deeds, conveyances, assignments, licenses, permits or agreements or other leases or agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Brushy. Brushy and its Subsidiaries (as the case may be) have maintained all of the Brushy Assets owned on the date hereof in good working order and operating condition, subject only to ordinary wear and tear. Brushy has not received any material advance, take-or-pay or other payments that entitle purchasers or offtakers of Hydrocarbon production to receive deliveries of Hydrocarbons without paying therefor and, on a net, company-wide basis, Brushy is neither underproduced nor overproduced, in either case to any material extent, under gas balancing or similar arrangements. No Person has any call on, option to purchase or similar rights with respect to the production of Hydrocarbons attributable to any of the Brushy Assets, except any such call, option or similar right at current market prices.

Section 3.18 Insurance. Brushy has made available to Lilis a true, complete and correct copy of each insurance policy, or the binder therefor, maintained by or on behalf of Brushy or its Subsidiaries as of the date of this Agreement. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. Brushy and its Subsidiaries have complied in all material respects with the terms and provisions of such policies.

Section 3.19 Affiliate Transactions. Section 3.19 of the Brushy Disclosure Letter contains a complete and correct list of all material agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Brushy or its Subsidiaries, on the one hand, and any of their respective affiliates (other than Brushy or its Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2014 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Brushy and its Subsidiaries taken as a whole.

Section 3.20 Derivative Transactions and Hedging. Neither Brushy nor any Subsidiary of Brushy has entered into or engaged in any Derivative Transaction.

Section 3.21 Disclosure Controls and Procedures. Brushy has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Brushy in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Brushy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Brushy required under the Exchange Act with respect to such reports. Neither Brushy nor its registered public accounting firm has identified any “significant deficiencies” or “material weaknesses” in Brushy’s or its Subsidiary’s internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

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Section 3.22 Investment Company; Holding Company. Neither Brushy nor any Subsidiary of Brushy is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or (ii) a “holding company,” a “Subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005 (“PUHCA”).

Section 3.23 Recommendation by the Brushy Board.

(a) The Brushy Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Brushy, (ii) adopting and approving this Agreement and the transactions contemplated hereby, (iii) recommending approval of this Agreement by the stockholders of Brushy and (iv) directing that the approval of this Agreement be submitted to the stockholders of Brushy for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Brushy Board has received an opinion of Roth Capital Partners LLC, dated on or about the date of this Agreement, to the effect that, as of the date of such opinion, the share ownership ratio of the Lilis Common Stock (without giving effect to the exercise of any outstanding Lilis Options or Brushy Options), as between the stockholders of Lilis and the stockholders of Brushy, upon the issuance of the Merger Consideration as of the Closing, is fair, from a financial point of view, to the stockholders of Brushy (the “Brushy Fairness Opinion”). Brushy is solely responsible for the fees and expenses of Roth Capital Partners LLC as and to the extent set forth in its engagement letter in respect of the Brushy Fairness Opinion.

Section 3.24 Required Vote by the Brushy Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Brushy Common Stock entitled to vote thereon (the “Brushy Required Vote”) to approve this Agreement is the only vote of the holders of capital stock of Brushy required by the DGCL or the Organizational Documents of Brushy or otherwise to approve this Agreement.

Section 3.25 Voting Agreement. Except for the Voting Agreement, Brushy has not entered into or received any voting or similar agreement from any stockholder of Brushy with respect to this Agreement or the transactions contemplated hereby.

Section 3.26 Brokers. Other than the Roth Capital Partners LLC, the fees and expenses of which will be paid by Brushy (as reflected in an agreement between Roth Capital Partners LLC and Brushy, dated November 24, 2015), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brushy or its Subsidiaries.

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Section 3.27 Reorganization. Neither Brushy nor, to the knowledge of Brushy, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 3.28 Takeover Laws. Prior to the execution of this Agreement, the Brushy Board has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the provisions of any state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares (the “Takeover Laws”). After giving effect to the actions of the Brushy Board described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by the foregoing. Neither Brushy nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Brushy Board has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Brushy nor any other Person makes any other express or implied representation or warranty on behalf of Brushy or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

Article 4
REPRESENTATIONS AND WARRANTIES OF LILIS AND THE MERGER SUB

Except as disclosed in (i) the Lilis SEC Documents filed by Lilis since January 1, 2014 and prior to the date of this Agreement and publicly available (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Lilis SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof) or (ii) the disclosure letter delivered by Lilis to Brushy simultaneously with or prior to the execution and delivery of this Agreement (the “Lilis Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Lilis and the Merger Sub jointly and severally represent and warrant to Brushy as follows:

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Section 4.1 Organization.

(a) Each of Lilis and the Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation, and has all requisite corporate and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Each of Lilis and the Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Lilis. Since the date of its incorporation, the Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger Sub does not have any Subsidiaries.

(c) Lilis has previously made available to Brushy a correct and complete copy of each of its Organizational Documents, in each case as amended (if so amended) to the date of this Agreement. Neither Lilis nor the Merger Sub is in violation of its respective Organizational Documents.

(d) Lilis has no Subsidiaries other than the Merger Sub.

Section 4.2 Capitalization.

(a) The authorized capital stock of Lilis consists of (i) 100,000,000 shares of Lilis Common Stock, (ii) 10,000,000 shares of Series A preferred stock, par value $0.0001 per share (the “Lilis Series A Preferred Stock”), and (iii) 7,000 shares of Conditionally Redeemable 6% preferred stock (the “Lilis Redeemable Preferred Stock” and together with the Lilis Series A Preferred Stock, the “Lilis Preferred Stock”). As of the date hereof, (i) 27,858,255 shares of Lilis Common Stock are issued and outstanding, (ii) 13,692,930 shares of Lilis Common Stock will be reserved for issuance in accordance with the Lilis Debentures, (iii) 15,000,000 shares of Lilis Common Stock will be reserved for issuance in connection with the conversion of the issued and outstanding Lilis Preferred Stock, (iv) 12,983,153 shares of Lilis Common Stock are reserved for issuance in connection with the exercise of the outstanding warrants (the “Lilis Warrants”), (v) 5,850,000 shares of Lilis Common Stock were issuable (and such number was reserved for issuance) upon the exercise of outstanding Lilis Options (the “Lilis Options”), (vi) 7,500 shares of Lilis Series A Preferred Stock and (vii) 2,000 shares of Lilis Redeemable Preferred Stock and are issued and outstanding. Lilis does not, directly or indirectly, own any shares of Lilis Common Stock.

(b) No bond, debenture, note or other indebtedness is outstanding that provides to its holder the right to vote on any matters on which stockholders of Lilis may vote. Except for the Lilis Debentures, no bond, debenture, note or other indebtedness is convertible into or exchangeable for securities having the right to vote on any matters on which stockholders of Lilis may vote is issued or outstanding.

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(c) All issued and outstanding shares of Lilis Common Stock are, and all shares of Lilis Common Stock that may be issued or granted pursuant to (i) the exercise of the Lilis Options, (ii) the exercise of the Lilis Warrants, (iii) the Preferred Conversion and (iv) the Debenture Conversion, will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuances and sales of all of the shares of Lilis Common Stock described in this Section 4.2 have been in compliance with United States federal and state securities Laws.

(d) Neither Lilis nor the Merger Sub has agreed to register any securities under the Securities Act, or under any state securities Law or granted registration rights to any individual or entity.

(e) Except for (i) the Lilis Options, (ii) the Lilis Preferred Stock, (iii) the Lilis Debentures and (iv) the Lilis Warrants, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls, convertible securities, agreements, claims, commitments or other rights of any character obligating Lilis or any the Merger Sub to issue, transfer or sell any shares of Lilis Common Stock or other equity interest in Lilis or the Merger Sub or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Lilis or the Merger Sub to repurchase, redeem or otherwise acquire any capital stock of Lilis or the Merger Sub or any such securities or agreements listed in clause (x) of this sentence or (z) voting trusts or similar agreements to which Lilis or the Merger Sub is a party with respect to the voting of the capital stock of Lilis or the Merger Sub.

(f) The shares of Lilis Common Stock issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid and non-assessable and not subject to preemptive rights, with no personal liability attaching to the ownership thereof. Such shares of Lilis Common Stock, when so issued, will be issued free and clear of any Liens, other than (i) statutory Liens for Taxes not yet due and payable and (ii) such restrictions as may exist under applicable Law.

(g) All of the issued and outstanding shares of capital stock or other equity interests of the Merger Sub are owned by Lilis free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Lilis nor the Merger Sub owns any shares of capital stock or other securities of, or interest in, any other Person, except for the securities of the Merger Sub, or is obligated to make any capital contribution to or other investment in any other Person.

(h) As of the date of this Agreement, the authorized capital stock of the Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of the Merger Sub is, and at the Effective Time will be, owned by Lilis.

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Section 4.3 Authorization; Validity of Agreement. Lilis and the Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by (i) the stockholders of Lilis and (ii) Lilis as the sole stockholder of Merger Sub, in accordance with the DGCL and the Organizational Documents of Lilis and the Merger Sub. The execution, delivery and performance by Lilis and the Merger Sub of this Agreement and the consummation by Lilis and the Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Lilis (the “Lilis Board”) and the Merger Sub (the “Merger Sub Board”), respectively. Each of the Lilis Board and the Merger Sub Board has directed that this Agreement and the transactions contemplated hereby by be submitted to its respective stockholders for approval and, except for the Lilis Required Vote and the approval of this Agreement and the transactions contemplated hereby by Lilis as the sole stockholder of the Merger Sub, no corporate or other, no other corporate proceedings on the part of either Lilis or the Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by either of Lilis or the Merger Sub and the consummation by Lilis and the Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lilis and the Merger Sub and, assuming due authorization, execution and delivery of this Agreement by Brushy, constitutes a valid and binding obligation of each of Lilis and the Merger Sub enforceable against such party in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.4 No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by Lilis or the Merger Sub nor the consummation by Lilis or the Merger Sub of the Merger or any other transactions contemplated hereby will (i) violate any provision of the Organizational Documents of Lilis or the Merger Sub, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Lilis or the Merger Sub under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other instrument or obligation to which Lilis or the Merger Sub is a party or by which any of them or any of their respective assets or properties may be bound or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.4(b) are duly and timely obtained or made, the approval of the transactions contemplated hereby by Lilis as the sole stockholder of the Merger Sub has been obtained, conflict with or violate any Laws applicable to Lilis or the Merger Sub, or any of their respective properties or assets; except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required to be obtained or made by Lilis or the Merger Sub in connection with the execution, delivery and performance of this Agreement by Lilis and the Merger Sub or the consummation by Lilis and the Merger Sub of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or Takeover Laws, (iv) the approval of this Agreement and the transactions contemplated hereby by Lilis as the sole stockholder of the Merger Sub, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (vi) consents or approvals of any Governmental Entity that are normally obtained after the consummation of this type of transaction and (vii) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

Section 4.5 SEC Reports and Financial Statements.

(a) Lilis is considered to have timely filed with the SEC all forms and documents required to be filed by it since November 30, 2014 under the Exchange Act, including (i) its Annual Reports on Form 10-K, (ii) its Quarterly Reports on Form 10-Q, and (iii) all other forms, reports and registration statements required to be filed by Lilis with the SEC since November 30, 2014. The documents described in the foregoing clauses (i)-(iii), in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Lilis SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Lilis SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and other applicable Laws as the case may be, and the applicable rules and regulations of the SEC thereunder. The Merger Sub is not subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Entity.

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(b) (i) The December 31, 2014 balance sheet of Lilis (the “Lilis Balance Sheet”) and the related statements of operations, stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Lilis’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by Lilis with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the financial position and the results of operations, cash flows and changes in stockholders’ equity of Lilis as of the respective dates or for the respective fiscal periods therein set forth; (ii) each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Lilis with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Lilis with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The books and records of Lilis has been, and is being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Hein & Associates LLP was a registered public accounting firm for Lilis, as disclosed in the Lilis SEC Documents. Marcum LLP is a registered public accounting firm for Lilis and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as a registered public accounting firm for Lilis.

(c) The exercise price of each Lilis Option has been no less than the fair market value of a share of Lilis Common Stock as determined on the date of grant of such Lilis Option and all grants of the Lilis Options were validly issued and properly approved by the Lilis Board (or a duly authorized committee or subcommittee thereof) in material compliance with applicable Law and recorded in Lilis’s financial statements referred to in Section 4.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

Section 4.6 Oil and Gas Wells. All of Lilis’s wells have been drilled and (if completed) completed, operated and produced in compliance in all respects with applicable oil and gas leases, permits, licenses and applicable Laws, except where any noncompliance would not have a Material Adverse Effect with respect to Lilis. Lilis is not in violation of any applicable Law or contract requiring Lilis to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons. With respect to any Oil and Gas Interests of Lilis that are not operated by Lilis, Lilis makes the representations and warranties set forth in this Section 4.6 only to its knowledge having made commercially reasonable inquiry of the operators with respect hereto.

Section 4.7 Absence of Certain Changes.

(a) Since December 31, 2014, (i) Lilis has conducted its businesses only in the ordinary course consistent with past practice in all material respects and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(b) Since December 31, 2014, Lilis has not (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Lilis Common Stock, (ii) except for (A) the Lilis Stock Split, (B) the issuance of shares of Lilis Common Stock pursuant to the Debenture Conversion and (C) the issuance of shares of Lilis Common Stock pursuant to the Preferred Conversion, effected or authorized any split, combination or reclassification of any shares of Lilis Common Stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Lilis Common Stock, (iii) changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of Lilis, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (iv) made any material Tax election or settled or compromised any material income Tax liability, (v) made any material change in the policies and procedures of Lilis in connection with trading activities, (vi) sold, leased exchanged, transferred or otherwise disposed of any material Lilis Asset other than in the ordinary course of business consistent with past practices, (vii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Lilis Assets in any material respect, including writing down the value of any of the Lilis Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices, (viii) except as required to comply with applicable Law, adopted or amended any new or existing Employee Benefit Plan or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.8 Absence of Undisclosed Liabilities. Since December 31, 2014, neither Lilis nor the Merger Sub has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis, (ii) liabilities in respect of Litigation (which are the subject of Section 4.12(a)), and (iii) liabilities under Environmental Laws (which are the subject of Section 4.16).

Section 4.9 Disclosure Documents; Fairness Opinion.

(a) The S-4 to be filed by Lilis with the SEC in connection with the Merger, and any amendments or supplements thereto, will not, at the respective times such documents are filed, and when the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The S-4 will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation or warranty is made by Lilis or the Merger Sub with respect to information provided by Brushy specifically for inclusion in the S-4.

(b) None of the information to be supplied by Lilis for inclusion in Brushy Stockholder Statement, will, at the time such document is mailed to Brushy’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) None of the information supplied (or to be supplied) by Lilis to Roth Capital Partners, LLC in connection with the Brushy Fairness Opinion, and any amendments, supplements or updates thereto, contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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Section 4.10 Employees and Consultants. Section 4.10 of the Lilis Disclosure Letter lists the name and title or position of each employee and consultant of Lilis (collectively, the “Lilis Employees/Consultants”). All Lilis Employees/Consultants have been paid all salaries, wages, income and any other sum due and owing to them by Lilis as at the end of the most recent completed pay period. All amounts required to be withheld by Lilis from employees’ salaries or wages and paid to any Governmental Entity have been so withheld and paid or remitted. Lilis has not entered into any written contracts of employment or consulting agreements. To the knowledge of Lilis, no Lilis Employee/Consultant is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such individual with Lilis.

Section 4.11 Employee Benefit Plans. Lilis does not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to sponsor, maintain or contribute to, and at no time, has sponsored, maintained or contributed to or had an obligation to sponsor, maintain or contribute to, any Employee Benefit Plan. All Employee Benefit Plans of Lilis comply, and have been administered or operated in compliance, in all material respects with all applicable Laws.

Section 4.12 Litigation; Compliance with Law.

(a) Except for such Litigation expressly set forth in the Lilis SEC Documents filed and publicly available prior to the date of this Agreement or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis, (i) there is no Litigation pending or, to the knowledge of Lilis, threatened in writing against, relating to or naming as a party thereto Lilis or any of its properties or assets or any of Lilis’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Lilis or any of Lilis’s officers or directors (in their capacities as such) and (iii) there is no Litigation that Lilis has pending against other parties, where such Litigation is intended to enforce or preserve material rights of Lilis.

(b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis, Lilis has complied, and is in compliance with, all Laws and Lilis Permits that affect the business of Lilis, the Lilis Real Property and/or the Lilis Assets, and Lilis has not been and is not in violation of any such Law or Lilis Permit; nor has any notice, charge, Claim or action been received in writing by Lilis or been filed, commenced or, to the knowledge of Lilis, threatened against Lilis alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(c) Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither Lilis nor any of its Representatives, has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to Lilis in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Lilis in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject Lilis to any material liability or penalty under any and all Laws of any Governmental Entity.

(d) Lilis holds all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Lilis Real Property and the Lilis Assets and the conduct of their respective businesses as currently conducted (“Lilis Permits”), except where the failure to hold such Lilis Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis. Lilis has not received notice that any Lilis Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Lilis has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Lilis Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

(e) This Section 4.12 does not relate to matters with respect to (i) Tax Laws and other Tax matters (which are the subject of Section 4.15) and (ii) Environmental Laws (which are the subject of Section 4.16).

Section 4.13 Intellectual Property.

(a) Except as individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Lilis:

(i) Lilis is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the business of Lilis (“Lilis IP Rights”), free and clear of all security interests (except Permitted Liens), including but not limited to liens, charges, mortgages, title retention agreements or title defects;

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(ii) to Lilis’s knowledge, no consent, co-existence or settlement agreements, judgments or court orders limit or restrict Lilis’s ownership rights in and to any Intellectual Property owned by them;

(iii) the conduct of the business of Lilis as presently conducted does not, to the knowledge of Lilis, infringe or misappropriate any third Person’s Intellectual Property; or

(iv) to the knowledge of Lilis, no third Person is infringing or misappropriating any Intellectual Property owned by Lilis, and to the knowledge of Lilis there is no litigation pending or threatened in writing by or against Lilis, nor, to the knowledge of Lilis, has Lilis received any written charge, claim, complaint, demand, letter or notice that asserts a claim (A) alleging that any or all of the Lilis IP Rights infringe or misappropriate any third party’s Intellectual Property or (B) challenging the ownership, use, validity or enforceability of any Lilis IP Right.

(b) All Intellectual Property owned by Lilis that is the subject of an application for registration or a registration (“Registered Lilis IP”) is, to the knowledge of Lilis, in force, and all application, renewal and maintenance fees in relation to all Registered Lilis IP have been paid to date, except for any Registered Lilis IP that Lilis has abandoned, not renewed or allowed to expire.

(c) Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Lilis, to Lilis’s knowledge (i) there does not exist, nor has Lilis received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to Lilis IP Rights and (ii) Lilis has not received written notice of the desire of the other party or parties to any such material contracts relating to Lilis IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Lilis IP Rights or exercise remedies thereunder.

Section 4.14 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, Lilis is not a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral):

(i) that is an employment agreement between the Lilis, on the one hand, and any of its officers and key employees, on the other hand;

(ii) that, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Lilis, the Merger Sub, Brushy or Brushy’s Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

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(iii) that is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement;

(iv) that expressly limits the ability of Lilis, or would limit the ability of Lilis after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case if such limitation is or is reasonably likely to be material to Lilis;

(v) that is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons;

(vi) the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan); or

(vii) that is a stockholder rights agreement or that otherwise provides for the issuance of any securities in respect of this Agreement or the Merger.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not included as an exhibit to the Lilis SEC Documents, is referred to herein as an “Lilis Material Contract,” and for purposes of Section 5.2(r) and the bring-down of Section 4.14(b) pursuant to Section 6.2(a), “Lilis Material Contract” shall include as of date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement. Lilis has previously made available to Brushy true, complete and correct copies of each Lilis Material Contract that is not included as an exhibit to Lilis SEC Documents.

(b) Each Lilis Material Contract is valid and binding and in full force and effect and Lilis has performed all obligations required to be performed by it to date under each Lilis Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Lilis. Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Lilis, to Lilis’s knowledge, (i) there does not exist, nor has Lilis received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Lilis Material Contract and (ii) Lilis has not received written notice of the desire of the other party or parties to any such Lilis Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Lilis Material Contract or exercise remedies thereunder. Each Lilis Material Contract is enforceable by Lilis in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(c) The Oil and Gas Interests of Lilis is not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for Permitted Liens or (ii) any agreement not entered into in the ordinary course of business. In addition, no Lilis Material Contract contains any provision that prevents Lilis from owning, managing and operating the Oil and Gas Interests of Lilis in accordance with historical practices.

(d) As of the date of this Agreement, (i) there are no outstanding calls for payments that are due or that Lilis is committed to make that have not been made, (ii) there are no material operations with respect to which Lilis has become a non-consenting party and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(e) None of the Oil and Gas Interests of Lilis is limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

Section 4.15 Taxes.

(a) (i) All material Returns required to be filed by or with respect to Lilis have been filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) Lilis has timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Lilis, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws and all material sales or transfer Taxes required to be collected by Lilis have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Lilis reflected in Lilis Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (v) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of Lilis, proposed, against Lilis that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Lilis and (vi) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Lilis, threatened or scheduled to commence, against or with respect to Lilis in respect of any material Tax.

(b) Lilis has not been included in any “consolidated,” “unitary” or “combined” Return (other than Returns that include only Lilis) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

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(c) There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between Lilis or any predecessor or affiliate of Lilis and any other party under which Lilis could be liable for any Taxes of any party other than Lilis.

(d) Lilis has not entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e) There are no Liens for material Taxes on any asset of Lilis, except for Permitted Liens and Liens for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Lilis.

(f) Lilis has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Lilis has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Lilis has not entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Lilis will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j) Lilis has not undergone an “ownership change” pursuant to Section 382(g) of the Code.

(k) Lilis has not been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(l) Lilis has made (or will, upon request, make) available to Brushy correct and complete copies of (i) all U.S. federal Returns of Lilis relating to taxable periods ending on or after December 31, 2012, filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not “included” in an audit report) within the last three years relating to any material Taxes due from or with respect to Lilis and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 4.15(l).

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Section 4.16 Environmental Matters.

(a) Lilis is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(b) There is no Environmental Claim pending or, to the knowledge of Lilis, threatened against Lilis or, to the knowledge of Lilis, against any Person whose liability for any Environmental Claim Lilis has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(c) To the knowledge of Lilis, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that would be reasonably likely to form the basis of any Environmental Claim against Lilis or, to the knowledge of Lilis, against any Person whose liability for any Environmental Claim Lilis has retained or assumed either contractually or by operation of Law that, individually or in the aggregate, would be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

(d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of Lilis, formerly owned or operated by Lilis, except for such Cleanups which, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(e) To the knowledge of Lilis, no Lilis Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(f) Lilis has obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the business of Lilis as currently conducted and, to the knowledge of Lilis, there are no pending or threatened actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

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Section 4.17 Lilis Assets. Lilis has good and defensible title to the Oil and Gas Interests owned by Lilis or included as assets in the Lilis Balance Sheet and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of Lilis (such oil and gas properties and other properties and assets are herein referred to as the “Lilis Assets”), with respect to both such oil and gas properties and all other Lilis Assets, free and clear of all Liens except for Permitted Liens. (i) The oil and gas leases deeds, conveyances, assignments, licenses, permits and other agreements that provide Lilis with operating rights or ownership interests in oil and gas properties and all other leases, deeds, conveyances, assignments, licenses, permits and agreements that provide Lilis with operating rights or ownership interests in the other Lilis Assets are legal, valid and binding and in full force and effect; (ii) the rentals, royalties and other payments due thereunder have been properly paid and are not being held in suspense; and (iii) there is no existing default by Lilis (or event that, with notice or lapse of time or both, would become a default by Lilis), and to Lilis’s knowledge there is no existing default by any other Person (or event that, with notice or lapse of time or both, would become a default by any such other Person) under any of such oil and gas leases deeds, conveyances, assignments, licenses, permits or agreements or other leases or agreements,, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Lilis. Lilis has maintained all of the Lilis Assets owned on the date hereof in good working order and operating condition, subject only to ordinary wear and tear. Lilis has not received any material advance, take-or-pay or other similar payments that entitle purchasers of Hydrocarbon production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, Lilis is neither underproduced nor overproduced, in either case to any material extent, under gas balancing or similar arrangements. No Person has any call on, option to purchase or similar rights with respect to the production of Hydrocarbons attributable to any of the Lilis Assets, except any such call, option or similar right at current market prices.

Section 4.18 Insurance. Lilis has made available to Brushy a true, complete and correct copy of each insurance policy or the binder therefor with respect to their business. All premiums due on such policies have been paid, and there is no existing default or notice of non-renewal, except for such defaults or notices as would not constitute a Material Adverse Effect on Lilis.

Section 4.19 Affiliate Transactions. Lilis does not have any material agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Lilis, on the one hand, and any of its affiliates on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2014 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Lilis.

Section 4.20 Derivative Transactions and Hedging. Lilis has not entered into or engaged in any Derivative Transaction.

Section 4.21 Disclosure Controls and Procedures. Lilis has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Lilis in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Lilis’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Lilis required under the Exchange Act with respect to such reports. Neither Lilis nor its registered public accounting firm has identified any “significant deficiencies” or “material weaknesses” in Lilis’s internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

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Section 4.22 Investment Company; Holding Company. Lilis is not (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act or the Advisers Act or (ii) a “holding company,” a “Subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the PUHCA.

Section 4.23 Approval by the Lilis Board. The Lilis Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable to and in the best interests of the stockholders of Lilis, (ii) adopting and approving this Agreement and the transactions contemplated hereby, (iii) recommending approval of this Agreement by the stockholders of Lilis and (iv) directing that the approval of this Agreement be submitted to the stockholders of Lilis for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.24 Brokers. Other than MLV & Co. the fees and expenses of which will be paid by Lilis (as reflected in an agreement between MLV & Co. and Lilis, dated March 20, 2014, as amended), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lilis.

Section 4.25 Reorganization. Neither Lilis nor, to the knowledge of Lilis, any of its affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 4.26 Takeover Laws. Prior to the execution of this Agreement, the Lilis Board has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the provisions of any Takeover Laws. After giving effect to the actions of the Lilis Board described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by the foregoing. Lilis does not have in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Lilis Board has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.27 Required Vote by the Lilis Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Lilis Common Stock entitled to vote thereon (the “Lilis Required Vote”) to approve this Agreement is the only vote of the holders of capital stock of Lilis required by the DGCL or the Organizational Documents of Lilis or otherwise to approve this Agreement.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Lilis nor any other Person makes any other express or implied representation or warranty on behalf of Lilis or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

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Article 5
COVENANTS

Section 5.1 Interim Operations of Brushy. Brushy covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (i) set forth in Section 5.1 of the Brushy Disclosure Letter, (ii) expressly contemplated or permitted by this Agreement, including without limitation Sections 5.3 and 5.16 of this Agreement, (iii) required by applicable Law or (iv) consented to in writing by Lilis after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, delayed, denied or conditioned):

(a) the businesses of Brushy and its Subsidiaries shall be conducted only in the ordinary course substantially consistent with past practices, and Brushy shall use reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and to keep available the services of their current officers, key employees and consultants and preserve and maintain existing relations with customers, suppliers, officers, employees, consultants and creditors; provided, however, that prior to the pay off of the Independent Bank Debt, Brushy’s continued compliance with the Forbearance Agreement, including any payments required by such Forbearance Agreement, shall be considered part of the ordinary course of business;

(b) Brushy shall not, nor shall it permit its Subsidiaries to, (i) enter into any new line of business or (ii) incur or commit to any Capital Expenditures, or any obligations or liabilities in connection with any Capital Expenditures, in excess of $25,000, other than such Capital Expenditures that are both in the ordinary course of business and for the purposes of repair, maintenance or replacement of existing oil field equipment;

(c) Brushy shall not, nor shall it permit its Subsidiaries to, amend its, or their, Organizational Documents;

(d) Brushy shall not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to shares of Brushy Common Stock; and Brushy shall not, nor shall it permit its Subsidiaries to, (i) adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Brushy or its Subsidiaries or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities of the type described in clause (i) of this Section 5.1(d);

(e) Brushy shall not, nor shall it permit its Subsidiaries to, (i) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer, employee, or consultant of Brushy or its Subsidiaries, (ii) except as required to comply with applicable Law, adopt or enter into any Employee Benefit Plan or (iii) enter into any employment or consulting agreement or grant any severance or termination pay to any director, officer or employee of Brushy or its Subsidiaries;

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(f) Brushy shall not, nor shall it permit its Subsidiaries to, change its methods of accounting in effect at December 31, 2014, except changes in accordance with GAAP or applicable Law as concurred by Brushy’s registered public accounting firm;

(g) Brushy shall not, nor shall it permit its Subsidiaries to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or, other than as disclosed in Section 5.1(g) of the Brushy Disclosure Letter, any material assets; provided, however, that the foregoing shall not be deemed to prohibit the acquisition of assets to the extent permitted by Section 5.1(b);

(h) Brushy shall not, nor shall it permit its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Brushy Assets, except for (i) the sale of Hydrocarbons in the ordinary course of business or (ii) any sale, lease or disposition pursuant to agreements existing on the date of this Agreement and entered into in the ordinary course of business or disclosed in Section 5.1(h) of the Brushy Disclosure Letter;

(i) Brushy shall not, nor shall it permit its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Brushy Assets;

(j) Brushy shall not, nor shall it permit its Subsidiaries to, (i) pay, discharge or satisfy any material Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Brushy Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which Brushy or any Subsidiary of Brushy is a party or (ii) compromise, settle or grant any waiver or release relating to any Litigation, other than in the ordinary course of business;

(k) Brushy shall not, nor shall it permit its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.19 of the Brushy Disclosure Letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Brushy’s affiliates;

(l) Brushy shall not, nor shall it permit its Subsidiaries to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Brushy and its Subsidiaries taken as a whole;

(m) Brushy shall not, nor shall it permit its Subsidiaries to, take any action that would reasonably be expected to (i) result in any of the conditions set forth in Article 6 not being satisfied, (ii) result in a Material Adverse Effect on Brushy or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

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(n) Brushy shall not, nor shall it permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Brushy or its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements;

(o) Brushy shall not, nor shall it permit its Subsidiaries to, (i) incur or assume any indebtedness, (ii) modify any material indebtedness or other liability to increase Brushy’s (or its Subsidiaries’) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Subsidiaries of Brushy, or by such Subsidiaries to Brushy), or (v) enter into any material commitment or transaction, except in the ordinary course of business substantially consistent with past practices and as permitted under Section 5.1(h);

(p) Brushy shall not, nor shall it permit its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of Brushy or its Subsidiaries, or would materially limit the ability of Lilis or any Subsidiary of Lilis after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(q) Brushy shall not, nor shall it permit its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement;

(r) Brushy shall not, nor shall it permit its Subsidiaries to, terminate any Brushy Material Contract to which it is a party or waive or assign any of its rights or Claims under any Brushy Material Contract in a manner that is materially adverse to Brushy or its Subsidiaries or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Brushy Material Contract;

(s) Brushy shall not make or assume any Derivative Transaction with a duration of more than 90 days or enter into any agreement to sell Hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; and

(t) Brushy shall not, nor shall it permit its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Section 5.2 Interim Operations of Lilis. Lilis covenants and agrees as to itself and the Merger Sub that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (i) set forth in Section 5.2 of the Lilis Disclosure Letter, (ii) expressly contemplated or permitted by this Agreement, including without limitation Sections 5.3, 5.14, 5.15 and 5.16 of this Agreement, (iii) required by applicable Law or (iv) consented to in writing by Brushy after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, delayed, denied or conditioned):

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(a) the businesses of Lilis and the Merger Sub shall be conducted only in the ordinary course substantially consistent with past practices, and Lilis shall use reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of the Merger Sub and to keep available the services of their current officers, key employees and consultants and preserve and maintain existing relations with customers, suppliers, officers, employees, consultants and creditors;

(b) Lilis shall not, nor shall it permit the Merger Sub to, (i) enter into any new line of business or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than in the ordinary course substantially consistent with past practices;

(c) Lilis shall not, nor shall it permit the Merger Sub to, amend its Organizational Documents;

(d) Lilis shall not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to shares of Lilis Common Stock; and Lilis shall not, nor shall it permit the Merger Sub to, (i) adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Lilis or the Merger Sub, other than issuances of shares of Lilis Common Stock pursuant to (A) the conversion of the Lilis Debentures into 13,692,930 shares of Lilis Common Stock pursuant to the terms of the Lilis Debentures (the “Debenture Conversion”), (B) the conversion of the Lilis Series A Preferred Stock into 15,000,000 shares of Lilis Common Stock (the “Preferred Conversion”) or (C) the Lilis Stock Split, each as contemplated by this Agreement, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities of the type described in clause (i) of this Section 5.2(d);

(e) Lilis shall not change its methods of accounting in effect at December 31, 2014, except changes in accordance with GAAP or applicable Law as concurred by Lilis’s registered public accounting firm;

(f) Lilis shall not, nor shall it permit the Merger Sub to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or any material assets, except as mutually agreed to by the parties in writing; provided, however, that the foregoing shall not be deemed to prohibit the acquisition of assets to the extent permitted by Section 5.2(b);

(g) Lilis shall not, nor shall it permit the Merger Sub to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Lilis Assets, except for (i) the sale of Hydrocarbons in the ordinary course of business or (ii) any sale, lease or disposition pursuant to agreements existing on the date of this Agreement and entered into in the ordinary course of business or disclosed in Section 5.2(g) of the Lilis Disclosure Letter;

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(h) Lilis shall not, nor shall it permit the Merger Sub to, foreclose upon, sell or liquidate the Brushy Assets received as collateral for its repayment of the Independent Bank Debt prior to the Effective Time;

(i) Lilis shall not, nor shall it permit the Merger Sub to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Lilis Assets;

(j) Lilis shall not, nor shall it permit the Merger Sub to, (i) pay, discharge or satisfy any material Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of the Lilis Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which Lilis or the Merger Sub is a party or (ii) compromise, settle, or grant any waiver or release relating to any Litigation, other than in the ordinary course of business;

(k) Lilis shall not, nor shall it permit the Merger Sub to, engage in any transaction with, or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Lilis’s affiliates;

(l) Lilis shall not, nor shall it permit the Merger Sub to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Lilis and the Merger Sub taken as a whole;

(m) Lilis shall not, nor shall it permit the Merger Sub to, take any action that would reasonably be expected to (i) result in any of the conditions set forth in Article 6 not being satisfied, (ii) result in a Material Adverse Effect on Lilis or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

(n) Lilis shall not, nor shall it permit the Merger Sub to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Lilis or the Merger Sub (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements;

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(o) Lilis shall not, nor shall it permit the Merger Sub to, (i) incur or assume any indebtedness, (ii) modify any material indebtedness or other liability to increase Lilis’s (or the Merger Sub’s) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Merger Sub, or by the Merger Sub to Lilis) or (v) enter into any material commitment or transaction, except in the ordinary course of business substantially consistent with past practices and as permitted under Section 5.2(g);

(p) Lilis shall not, nor shall it permit the Merger Sub to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of Lilis or the Merger Sub, or would materially limit the ability of Lilis or the Merger Sub after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(q) Lilis shall not, nor shall it permit the Merger Sub to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement;

(r) Lilis shall not, nor shall it permit the Merger Sub to, terminate any Lilis Material Contract to which it is a party or waive or assign any of its rights or Claims under any Lilis Material Contract in a manner that is materially adverse to Lilis or the Merger Sub or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Lilis Material Contract;

(s) Lilis shall not make or assume any Derivative Transaction with a duration of more than 90 days or enter into any agreement to sell Hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; and

(t) Lilis shall not, nor shall it permit the Merger Sub to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

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Section 5.3 Acquisition Proposals.

(a) Brushy agrees that, except as expressly contemplated by this Agreement, neither it nor its Subsidiaries shall, and Brushy shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to Brushy, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to Brushy or its Subsidiaries or afford access to the properties, books or records of Brushy or its Subsidiaries to, any Person that has made an Acquisition Proposal with respect to Brushy or to any Person that Brushy, its Subsidiaries or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to Brushy or (iii) accept an Acquisition Proposal with respect to Brushy or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the final sentence of this Section 5.3(a)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to Brushy or (y) that would require, or would have the effect of causing, Brushy to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement. Any violation of the foregoing restrictions by Brushy’s Subsidiaries or by any Representative of Brushy or its Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Brushy or its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Brushy. Notwithstanding anything to the contrary in this Agreement, Brushy and the Brushy Board may take any actions described in clause (ii) of this Section 5.3(a) with respect to a third party at any time prior to obtaining the Brushy Required Vote if, prior to such vote, (x) Brushy receives a bona fide written Acquisition Proposal with respect to Brushy from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by Brushy or its Subsidiaries or any of their respective Representatives after the date and in violation of this Agreement), (y) the Brushy Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to result in a Superior Proposal from the third party that made the applicable Acquisition Proposal with respect to Brushy and (z) the Brushy Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that the third party making such Acquisition Proposal has the financial and legal capacity to consummate such Acquisition Proposal, provided that Brushy shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement; and no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(a).

(b) Brushy agrees that, in addition to the obligations of Brushy set forth in paragraph (a) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after Brushy’s receipt thereof), Brushy shall advise Lilis in writing of any request for information from a Person that has made, or Brushy reasonably believes may be contemplating, an Acquisition Proposal with respect to Brushy or any Acquisition Proposal with respect to Brushy received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to Brushy, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Brushy shall promptly provide to Lilis copies of any written materials received by Brushy, its Subsidiaries or, to the knowledge of Brushy, any of their respective Representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Brushy agrees that it shall provide to Lilis any non-public information concerning Brushy or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal with respect to Brushy which was not previously provided to Lilis as promptly as practicable after it provides such information to such other Person. Brushy shall keep Lilis fully informed of the status of any Acquisition Proposals with respect to Brushy (including the identity of the parties and price involved and any material changes to any terms and conditions thereof).

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(c) Neither (i) the Brushy Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Lilis or the Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Lilis or the Merger Sub), the approval, recommendation or declaration of advisability by the Brushy Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Brushy (any action described in this clause (i) being referred to as an “Brushy Adverse Recommendation Change”) nor (ii) shall Brushy or its Subsidiaries execute or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(a)) (each, an “Acquisition Agreement”) with respect to Brushy or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Brushy Required Vote, and subject to Brushy’s compliance at all times with the provisions of this Section 5.3 and Section 5.7, the Brushy Board may make a Brushy Adverse Recommendation Change described in clause (A) of the definition thereof if the Brushy Board (i) determines in good faith, after consultation with outside legal counsel, that the failure to make a Brushy Adverse Recommendation Change described in clause (A) of the definition thereof would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Brushy and (ii) provides written notice to Lilis (an “Brushy Notice of Change”) advising Lilis that the Brushy Board is contemplating making such Brushy Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Brushy Board may not make such Brushy Adverse Recommendation Change until the fourth Business Day after receipt by Lilis of the Brushy Notice of Change and (y) during such four-Business Day period, at the request of Lilis, Brushy shall negotiate in good faith with respect to any changes or modifications to this Agreement that would allow the Brushy Board not to make such Brushy Adverse Recommendation Change consistent with its fiduciary duties.

(d) Lilis agrees that, except as expressly contemplated by this Agreement, neither it nor the Merger Sub shall, and Lilis shall, and shall cause the Merger Sub to, cause their respective Representatives not to (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to Lilis, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to Lilis or the Merger Sub or afford access to the properties, books or records of Lilis or the Merger Sub to any Person that has made an Acquisition Proposal with respect to Lilis or to any Person that Lilis, the Merger Sub or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to Lilis or (iii) accept an Acquisition Proposal with respect to Lilis or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of this Section 5.3(d)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to Lilis or (y) that would require, or would have the effect of causing, Lilis to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement. Any violation of the foregoing restrictions by the Merger Sub or by any Representative of Lilis or the Merger Sub, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Lilis or the Merger Sub or otherwise, shall be deemed to be a breach of this Agreement by Lilis. Notwithstanding anything to the contrary in this Agreement, Lilis and the Lilis Board may take any actions described in clause (ii) of this Section 5.3(d) with respect to a third party if (x) Lilis receives a bona fide written Acquisition Proposal with respect to Lilis from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by Lilis or the Merger Sub or any of their respective Representatives after the date and in violation of this Agreement) and (y) the Lilis Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to result in a Superior Proposal from the third party that made the applicable Acquisition Proposal with respect to Lilis and (z) the Lilis Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that the third party making such Acquisition Proposal has the financial and legal capacity to consummate such Acquisition Proposal, provided that Lilis shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement; and no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(d). Nothing contained in this Section 5.3 shall prohibit Lilis or the Lilis Board from taking and disclosing to Lilis’s stockholders a position with respect to an Acquisition Proposal with respect to Lilis pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

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(e) Lilis agrees that in addition to the obligations of Lilis set forth in paragraph (d) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after Lilis’s receipt thereof), Lilis shall advise Brushy in writing of any request for information from a Person that has made, or Lilis reasonably believes may be contemplating, an Acquisition Proposal with respect to Lilis or any Acquisition Proposal with respect to Lilis received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to Lilis, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Lilis shall promptly provide to Brushy copies of any written materials received by Lilis, the Merger Sub or, to the knowledge of Lilis, any of their respective Representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Lilis agrees that it shall provide to Brushy any non-public information concerning Lilis or the Merger Sub provided to any other Person or group in connection with any Acquisition Proposal with respect to Lilis that was not previously provided to Brushy as promptly as practicable after it provides such information to such other Person. Lilis shall keep Brushy fully informed of the status of any Acquisition Proposals with respect to Lilis (including the identity of the parties and price involved and any material changes to any terms and conditions thereof).

(f) Neither (i) the Lilis Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Brushy), or publicly propose to withdraw (or amend or modify in a manner adverse to Brushy), the approval or declaration of advisability by the Lilis Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Lilis (any action described in this clause (i) being referred to as an “Lilis Adverse Recommendation Change”) nor (ii) shall Lilis or the Merger Sub execute or enter into (A) any Acquisition Agreement with respect to Lilis (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(d)) or (B) any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, subject to Lilis’s compliance at all times with the provisions of this Section 5.3 and Section 5.7, the Lilis Board may make a Lilis Adverse Recommendation Change described in clause (A) of the definition thereof if the Lilis Board (i) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Lilis Adverse Recommendation Change described in clause (A) of the definition thereof would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Lilis and (ii) provides written notice to Brushy (an “Lilis Notice of Change”), advising Brushy that the Lilis Board is contemplating making such Lilis Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Lilis Board may not make such Lilis Adverse Recommendation Change until the fourth Business Day after receipt by Brushy of the Lilis Notice of Change and (y) during such four-Business Day period, at the request of Brushy, Lilis shall negotiate in good faith with respect to any changes or modifications to this Agreement that would allow the Lilis Board not to make such Lilis Adverse Recommendation Change consistent with its fiduciary duties.

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(g) For purposes of this Agreement, “Acquisition Proposal“ shall mean, with respect to Brushy or Lilis, as the case may be, any proposal, whether or not in writing (other than by Lilis or the Merger Sub with respect to Brushy, or by Brushy or its Subsidiaries, with respect to Lilis), for the (i) direct or indirect acquisition or purchase of a business or assets that generates or constitutes 20% or more of the net revenues, net income or the assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole (including capital stock of or ownership interest in any Subsidiary), (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that, if consummated, would result in any Person or Persons beneficially owning 20% or more of any class of equity securities of such party or any of its Subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal“ shall mean, with respect to Brushy or Lilis, as the case may be, any bona fide written Acquisition Proposal with respect to such party that was not initiated, solicited, facilitated or knowingly encouraged by such party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, and in any case not known by the Board of Directors of such party as of the date of this Agreement, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination, (A) 50% or more of the assets of such party and its Subsidiaries, taken as a whole or (B) 50% or more of the equity securities of such party, in each case on terms which the majority of the Board of Directors of such party determines (after consultation with its financial advisors and outside legal counsel) in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to the stockholders of such party (in their capacity as stockholders) from a financial point of view, than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement offered by the other party in response to such Superior Proposal or otherwise pursuant to this Section 5.3) and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquirer has adequate financial resources to consummate the transaction).

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(h) For the avoidance of doubt, any factually accurate and complete public statement by a party hereto that does nothing more than disclose the receipt of an Acquisition Proposal with respect to such party that was not initiated, solicited or knowingly facilitated or encouraged after the date of this Agreement by such party or any of its Subsidiaries or any of their respective Representatives, and the terms thereof, shall not be deemed to be a recommendation of such Acquisition Proposal or the withdrawal, amendment or modification of the recommendation of the relevant Board of Directors (or any committee thereof) in favor of this Agreement and the transactions contemplated hereby.

(i) Immediately after the execution and delivery of this Agreement, each of Brushy and Lilis shall, and shall cause its Subsidiaries and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal with respect to Brushy and Lilis, respectively. Each of Brushy and Lilis agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.3 and (ii) request each Person who has heretofore executed a confidentiality agreement within the last 12 months in connection with such Person’s consideration of any Acquisition Proposal with respect to it, or any similar transaction to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

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Section 5.4 Access to Information and Properties.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Brushy and Lilis shall, and shall cause each of its Subsidiaries to, afford to the authorized Representatives of the other party reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, offices, contracts, books, commitments, records, data, and personnel and, during such period, it shall, and shall cause each of its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. No party or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. Brushy and Lilis will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Lilis and Brushy will hold any information obtained or contemplated under Section 5.4(a) above in accordance with the provisions of Section 5.5 hereof.

(c) No investigation by Lilis or Brushy or their respective Representatives made pursuant to this Section 5.4 shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

Section 5.5 Confidentiality. All non-public information regarding the business of (i) Brushy and its Subsidiaries, on the one hand, and (ii) Lilis and the Merger Sub, on the other hand, will be kept in strict confidence by the other (the “Receiving Party”) and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by the Receiving Party or disclosed to any third party (other than such party’s Representatives on a need-to-know basis) without the prior written consent of the party who owns such information (the “Disclosing Party”). If the transactions contemplated by this Agreement do not proceed for any reason, then upon receipt of a written request from the Disclosing Party, the Receiving Party will immediately return to the Disclosing Party or certify as to the destruction of, any non-public information received from the Receiving Party.

Section 5.6 Further Action; Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals and to effect all necessary registrations and filings. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to applicable Laws and any applicable privilege relating to the exchange of information, will provide the other parties with copies of all filings made by such party with any Governmental Entity (except for filings available publicly on the SEC’s EDGAR system) or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby; provided that neither party is obligated to share any document submitted to a Governmental Entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

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(b) Each of Lilis, the Merger Sub and Brushy shall use their respective commercially reasonable efforts and shall cooperate with the other parties to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity.

(c) In case at any time after Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Lilis shall take or cause to be taken all such necessary action.

(d) Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e) Notwithstanding the foregoing provisions of this Section 5.6, neither Lilis nor the Merger Sub shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Lilis or the Merger Sub or any of their respective affiliates or any of the respective businesses of Brushy or its Subsidiaries, including any Brushy Assets.

Section 5.7 Brushy Stockholder Statement; S-4.

(a) As promptly as practicable after the execution of this Agreement, (i) Brushy shall, with the cooperation of Lilis, commence preparation of the Brushy Stockholder Statement and (ii) Lilis shall, with the cooperation of Brushy, prepare and file with the SEC the S-4, and the parties shall prepare and file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of Brushy, Lilis and the Merger Sub shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the S-4 and any such statement or schedule. Each of Brushy and Lilis shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Brushy shall as promptly as practicable thereafter mail the Brushy Stockholder Statement to its stockholders.

(b) If, at any time prior to the Effective Time, any event or circumstance relating to Brushy, Lilis, the Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by Brushy or Lilis that should be set forth in an amendment to the S-4 or a supplement to the Brushy Stockholder Statement, Brushy or Lilis shall promptly inform the other party hereto thereof in writing. All documents that Brushy or Lilis is responsible for furnishing or filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. Lilis shall notify Brushy promptly of the time when the S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Lilis Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments to the S-4 or for additional information and shall supply Brushy with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the S-4 or the Merger and (ii) all orders of the SEC relating to the S-4. Brushy shall supply Lilis with copies of (i) the Brushy Stockholder Statement prior to it being mailed to Brushy’s stockholders, (ii) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Merger and (iii) all material correspondence between it or any of its Representatives, on the one hand, and any stockholder of Brushy, on the other hand, with respect to the Merger.

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(c) Except as otherwise provided in Section 5.3(c), Brushy, acting through the Brushy Board, shall (i) recommend approval of this Agreement and include in the Brushy Stockholder Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain the Brushy Required Vote. Notwithstanding any Brushy Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to Brushy of any Acquisition Proposal with respect to Brushy or its Subsidiaries, or any other fact or circumstance (except for termination of this Agreement pursuant to Section 7.1), this Agreement shall be submitted to the stockholders of Brushy for the purpose of approving this Agreement, with such disclosures as shall be required by applicable Law. Following any such withdrawal, amendment or modification of the Brushy Board’s recommendation of this Agreement, Brushy may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the Brushy Board may not be rescinded or amended), in which event the Brushy Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Brushy Stockholder Statement or an appropriate amendment or supplement thereto. If Brushy determines to hold a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any postponement or adjournment thereof, the “Brushy Special Meeting”), then Brushy, acting through the Brushy Board, shall, in accordance with its Organizational Documents and with applicable Law, promptly and duly call, give notice of, convene and hold the Brushy Special Meeting as soon as practicable following the date upon which the S-4 becomes effective, for the purposes of voting upon the approval of this Agreement and the approval of the consummation of the transactions contemplated by this Agreement, including the Merger, and Brushy shall use its reasonable best efforts to hold the Brushy Special Meeting no later than 30 days after such date.

(d) Promptly following the execution and delivery of this Agreement, Lilis, as the owner of all of the outstanding shares of capital stock of the Merger Sub, will approve this Agreement and the transactions contemplated hereby in its capacity as sole stockholder of the Merger Sub.

Section 5.8 Notification of Certain Matters. Brushy shall give prompt notice to Lilis of any fact, event or circumstance as to which Brushy obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.3(a) or 6.3(b). Lilis shall give prompt notice to Brushy of any fact, event or circumstance as to which Lilis obtained knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.2(a) or 6.2(b).

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Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) After the Effective Time, Lilis shall indemnify, defend and hold harmless the present and former officers and directors of Brushy and its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by Law, in each case against any losses, damages, fines, penalties, expenses (including attorneys’ fees and expenses) or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee, fiduciary or agent of Brushy or its Subsidiaries and arising out of actions or omissions or alleged actions or omissions in their capacity as a director, officer, employee, fiduciary or agent of Brushy or its Subsidiaries occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions and actions contemplated hereby). Lilis shall pay expenses in advance of the final disposition of any proceeding or threatened action, suit, proceeding, investigation or claim relating to any such acts or omissions or alleged acts or omissions (a “Proceeding”) to each Indemnified Party to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to receive such advances from Lilis within ten Business Days of receipt by Lilis from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Lilis shall not settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents. Lilis shall, and shall cause the Merger Sub to, cooperate in the defense of any such matter. Lilis agrees that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of Brushy as provided in the Organizational Documents of Brushy, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof.

(b) Prior to the Closing, Brushy shall purchase (after obtaining the written approval of Lilis, which approval shall not be unreasonably withheld, delayed, denied or conditioned), and after the Effective Time Lilis shall cause the Surviving Entity to maintain or, if Brushy has not already done so, Lilis shall purchase, tail directors’ and officers’ liability insurance coverage, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, with respect to the directors and officers of Brushy and its Subsidiaries, who, as of the date of this Agreement, were covered by Brushy’s then-existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, from an insurance carrier with the same or better credit rating as Brushy’s then-current insurance carrier, in an amount and scope and on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that the annual premium for such insurance shall not exceed 200% of the per annum rate of premium currently paid by Brushy and its Subsidiaries for such insurance on the date of this Agreement. In the event that the annual premium for such insurance exceeds such maximum amount, Lilis shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

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(c) The covenants in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d) In the event that Lilis, or any of its successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Lilis shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Publicity. Neither Brushy nor Lilis, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Law or regulation of any regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, the parties shall to the extent reasonably practicable consult with each other regarding the form and content of any public disclosure of any material developments or matters involving the disclosing party reasonably in advance of publication.

Section 5.11 Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Lilis and Brushy shall each use its respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Brushy and Lilis shall cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes that become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Lilis, for itself and on behalf of the Merger Sub, and Brushy shall pay, without deduction from any amount payable to holders of shares of Brushy Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity that become payable in connection with the Merger.

(d) Neither Lilis nor Brushy shall take (or fail to take) (and following the Merger, Lilis shall cause Brushy not to take or fail to take) any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. With respect to the Merger, Lilis shall (and following the Merger shall cause Brushy to) file all required information with its Returns and maintain all records required for Tax purposes.

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(e) Between the date hereof and the Closing Date, Brushy agrees to (i) prepare all Returns, other than income tax Returns, for any periods ending prior to the Closing Date and that are required to be filed within 15 days following such date (taking extensions to file into account) using tax accounting methods and principles consistent with those used for preceding tax periods, unless a change is required by applicable Law or regulation and (ii) prepare and submit to Lilis income tax Returns, including quarterly income tax estimates, where such Returns would be required to be filed prior to 30 days following the Closing Date (taking extensions to file into account). Brushy shall make such income tax Returns available to Lilis for review prior to filing with the relevant Governmental Entity and shall not refuse any reasonable request by Lilis with respect to such Returns. Such Returns shall be prepared and filed, and all related Taxes paid, on or prior to the Closing Date.

Section 5.12 Section 16 Matters. Prior to the Closing, Lilis and Brushy, and their respective Boards of Directors, shall use their reasonable best efforts to take all actions to cause any acquisitions of shares of Lilis Common Stock resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act, such actions to be taken in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 5.13 Directors and Officers of Lilis. Lilis shall, after review and recommendation of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Lilis, take all corporate action necessary (i) to cause Peter Benz and Mike Pawelek to be duly elected or appointed as directors of Lilis, effective upon or immediately after the Effective Time, (ii) to cause Peter Benz and Mike Pawelek to be nominated for election by Lilis’s stockholders at any meeting(s) of such stockholders during the first calendar year after the Closing at which directors are to be elected; provided that, with respect to the foregoing clause (ii), such individuals are qualified, satisfy the requirements established by the Committee for serving on the Lilis Board and are willing and able to stand for election, (iii) to cause Mike Pawelek to be duly appointed as President of Lilis and Ed Shaw to be duly appointed as Chief Operating Officer of Lilis, each effective upon or immediately after the Effective Time, and (iv) during the first calendar year after the Closing, to maintain the number of persons serving as directors of Lilis, subject to adjustment by the Lilis Board.

Section 5.14 Conversion; Reverse Stock-Split. Between the date hereof and the Closing Date, Lilis agrees to, in accordance with its Organizational Documents and the DGCL, take all such actions necessary and desirable in order to: (i) complete the Debenture Conversion and the Preferred Conversion and (ii) implement a reverse stock split, whereby a pre-determined number of outstanding shares of Lilis shall be split into one (1) share of Lilis Common Stock (the “Lilis Stock Split”). Notwithstanding anything to the contrary in Section 5.14, no fractional share of Lilis Common Stock will be issued by virtue thereof. In lieu of any such fractional share, each holder Person who would otherwise have been entitled to receive a fraction of a share of Lilis Common Stock pursuant to Section 5.14 shall have the right to receive the nearest rounded-up whole number of shares of Lilis Common Stock.

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Section 5.15 Capital Raise. Between the date hereof and January 29, 2016, Lilis agrees to take all such actions necessary and desirable in order to: (i) raise at least $15,000,000 (inclusive of the Refundable Deposit) (the “Capital Raise”) and (ii) use the proceeds from the Capital Raise to repay the Independent Bank Debt no later than January 29, 2016.

Section 5.16 GF Asset Assignment. Between the date hereof and the Closing Date, Lilis and Brushy agree to take all such actions necessary and desirable in order to ensure the release of title to the GF Assets to Creative O&G and to complete the assignment of the GF Assets in accordance with the GF Asset Assignment Agreement.

Section 5.17 Payment to Independent Bank. On or before December 29, 2015, Lilis shall make payment of $1,000,000 to Independent Bank pursuant to Section 2.5.2 of the Forbearance Agreement.

Section 5.18 Option and Warrant Treatment. Between the date hereof and the Closing Date, Brushy agrees to take all such actions necessary and desirable in order to ensure that each holder of a Brushy Option and each holder of a Brushy Warrant signs a cancellation agreement providing for the cancellation and retirement of each such Brushy Option or Brushy Warrant, as applicable, that is outstanding as of the Closing Date, such that no holder of any Brushy Option or Brushy Warrant (whether vested or unvested, or exercised or unexercised, as applicable) will have any rights to, or as a holder of, such Brushy Option or Brushy Warrant to purchase shares of Brushy Common Stock issuable thereunder (with respect to Brushy Options, each, a “Brushy Option Cancellation Agreement” and with respect to Brushy Warrants, each, a “Brushy Warrant Cancellation Agreement”).

Section 5.19 Interpleader. Reference is made to an interpleader action relating to 2,190,891 Brushy common stock shares filed as Cause No. FST-CV12-6015112-S in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford (“Interpleader”). Neither Brushy nor Lilis shall take any action to dismiss the Interpleader.

Article 6
CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) This Agreement shall have been approved by (i) the Brushy Required Vote in accordance with the applicable provisions of the DGCL and (ii) the Lilis Required Vote;

(b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes consummation of the Merger illegal;

(c) The S-4 shall have been declared effective, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

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(d) The New Equity Incentive Plan shall have been adopted by Lilis; and

(e) The Capital Raise shall have been completed.

Section 6.2 Conditions to the Obligation of Brushy to Effect the Merger. The obligation of Brushy to effect the Merger is further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (other than with respect to Sections 6.2(e), (f), (g), (h), (i) and (j), any or all of which may be waived by Brushy in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of each of Lilis and the Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis. Brushy shall have received a certificate signed on behalf of Lilis by a senior executive officer of Lilis to the foregoing effect;

(b) Each of Lilis and the Merger Sub shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and Brushy shall have received a certificate signed on behalf of Lilis by a senior executive officer of Lilis to the foregoing effect;

(c) There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

(d) The GF Asset Assignment Agreement shall have been executed and delivered by Creative O&G;

(e) The Joint Operating Agreement shall have been executed and delivered by the parties thereto;

(f) The Participation Agreement shall have been executed and delivered by Creative O&G;

(g) Lilis shall have paid, by check or wire transfer, $500,000 to SOSventures, LLC;

(h) The Equity Investment Note shall have been executed and delivered by Lilis;

(i) Lilis shall have delivered to SOSventures, LLC the SOS Warrant.

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(j) The ORRI shall survive and remain in full force and effect.

(k) The Brushy Fairness Opinion shall not have been amended, withdrawn or rescinded and, if determined to be advisable by the Brushy Board in its reasonable discretion, Brushy shall have received an updated Brushy Fairness Opinion dated the Closing Date;

(l) The Debenture Conversion, including the issuance of all shares of Lilis Common Stock that are to be issued in connection with the Debenture Conversion pursuant to the terms of the Debentures, shall have been completed in all respects;

(m) The Preferred Conversion, including the issuance of all shares of Lilis Common Stock that are to be issued pursuant to the terms of the Lilis Series A Preferred Stock, shall have been completed in all respects;

(n) The Lilis Stock Split shall have been completed in all respects; and

(o) Lilis shall have maintained its NASDAQ listing.

Section 6.3 Conditions to Obligations of Lilis and the Merger Sub to Effect the Merger. The obligations of Lilis and the Merger Sub to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Lilis, for itself and on behalf of the Merger Sub, in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of Brushy set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy. Lilis shall have received a certificate signed on behalf of Brushy by a senior executive officer of Brushy to the foregoing effect;

(b) Brushy shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and Lilis shall have received a certificate signed on behalf of Brushy by a senior executive officer of Brushy to the foregoing effect;

(c) There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by Brushy, Lilis or the Merger Sub or any of their respective affiliates of a substantial portion of the business or assets of Brushy and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of Brushy and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

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(d) The number of Dissenting Shares for which demands for payment of the fair value thereof have not been withdrawn or for which the holders thereof have not failed to perfect or otherwise waived or lost dissenter’s rights under the applicable provisions of the DGCL shall not exceed 10% of the outstanding shares of Brushy Common Stock;

(e) Evidence of settlement or termination, or payoff letters with respect to, the SOS Debt (including the related lien releases and instruments of termination or discharge, or documents committing to release liens or terminate or discharge obligations contingent on the Closing having occurred, reasonably requested by Lilis in order to fully release and discharge the SOS Debt and any Lien over the properties and assets of Brushy related thereto), dated as of the Closing Date, in form and substance reasonably satisfactory to Lilis; provided that the ORRI shall survive and remain in full force and effect;

(f) The GF Asset Assignment Agreement shall have been executed and delivered by the parties thereto;

(g) The Joint Operating Agreement shall have been executed and delivered by Creative O&G;

(h) The Participation Agreement shall have been executed and delivered by the parties thereto;

(i) Each holder of a Brushy Option shall have executed and delivered to Brushy a Brushy Option Cancellation Agreement;

(j) Each holder of a Brushy Warrant shall have executed and delivered to Brushy a Brushy Warrant Cancellation Agreement; and

(k) All agreements related to the Independent Bank Debt shall have been terminated or canceled, the Independent Bank Debt shall have been repaid in full and extinguished, and all Liens on any assets of Brushy in connection with or related to the Independent Bank Debt shall have been released or terminated, in each case in form and substance reasonably satisfactory to Lilis.

Article 7
TERMINATION

Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Brushy):

(a) by the mutual written consent of Lilis and Brushy;

(b) by either Brushy or Lilis upon written notice to the other, if:

(i) the Merger shall not have been consummated on or before April 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

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(ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making consummation of the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable; provided, however, that the right to terminate pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in such action or who is then in material breach of Section 5.6 with respect to such action;

(iii) the stockholders of Brushy fail to approve this Agreement because of the failure to obtain the Brushy Required Vote by the Termination Date; or

(iv) the stockholders of Lilis fail to approve this Agreement because of the failure to obtain the Lilis Required Vote by the Termination Date.

(c) by Brushy, upon written notice to Lilis, if Lilis shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), or would materially impair or delay or otherwise have a material adverse effect on Lilis’s ability to consummate the transactions contemplated hereby and (ii) is incapable of being cured by Lilis prior to the Termination Date or is not cured by Lilis within 30 days following receipt of written notice from Brushy of such breach or failure to perform;

(d) by Lilis, upon written notice to Brushy, if Brushy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), or would materially impair or delay or otherwise have a material adverse effect on Brushy’s ability to consummate the transactions contemplated hereby and (ii) is incapable of being cured by Brushy prior to the Termination Date or is not cured by Brushy within 30 days following receipt of written notice from Lilis of such breach or failure to perform;

(e) by Lilis, upon written notice to Brushy, (i) if Brushy shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3 or (ii) if a Brushy Adverse Recommendation Change shall have occurred or the Brushy Board or any committee thereof shall have resolved to make a Brushy Adverse Recommendation Change;

(f) by Brushy, upon written notice to Lilis, (i) if Lilis shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3 or (ii) if a Lilis Adverse Recommendation Change shall have occurred or the Lilis Board or any committee thereof shall have resolved to make a Lilis Adverse Recommendation Change;

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(g) by Brushy, prior to obtaining the Brushy Required Vote, if Brushy receives a bona fide Acquisition Proposal not solicited in violation of Section 5.3 that the Brushy Board determines in good faith is a Superior Proposal; provided that Brushy shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(g) unless: (i) Brushy has provided a written notice to Lilis (an “Brushy Notice of Superior Proposal”), advising Lilis that Brushy has received a Superior Proposal (it being understood that neither the delivery of a Brushy Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Lilis to terminate this Agreement pursuant to Section 7.1(d) or 7.1(e)) that it intends to accept, together with a copy of the proposal documents unless previously provided hereunder and a summary of the terms and conditions of such proposal; (ii) Lilis does not, within four Business Days following its receipt of the Brushy Notice of Superior Proposal, make an offer that, as determined by the Brushy Board with respect to the holders of shares of Brushy Common Stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during such four-Business Day period, Brushy shall negotiate in good faith with Lilis, to the extent Lilis wishes to negotiate, to enable Lilis to make such offer) (it being understood and agreed that, prior to any termination pursuant to this Section 7.1(g) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Brushy Notice of Superior Proposal and a new four-Business Day period with respect to such Modified Superior Proposal); and (iii) simultaneously with, and as a condition to, its termination pursuant to this Section 7.1(g), Brushy shall pay to Lilis the Brushy Termination Fee provided under Section 8.1(b); and

(h) by Lilis, if Lilis receives a bona fide Acquisition Proposal not solicited in violation of Section 5.3 that the Lilis Board determines in good faith is a Superior Proposal; provided that Lilis shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(h) unless: (i) Lilis has provided a written notice to Brushy (an “Lilis Notice of Superior Proposal”) advising Brushy that Lilis has received a Superior Proposal (it being understood that neither delivery of a Lilis Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Brushy to terminate this Agreement pursuant to Section 7.1(c) or 7.1(f)) that it intends to accept, together with a copy of the proposal documents unless previously provided hereunder and a summary of the terms and conditions of such Proposal; (ii) Brushy does not, within four Business Days following its receipt of the Lilis Notice of Superior Proposal, make a counterproposal that, as determined by the Lilis Board with respect to the holders of shares of Lilis Common Stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the Acquisition Proposal no longer being a Superior Proposal (provided that, during such four-Business Day period, Lilis shall negotiate in good faith with Brushy, to the extent that Brushy wishes to negotiate, to enable Brushy to make such a counterproposal) (it being understood and agreed that, prior to any termination pursuant to Section 7.1(h) taking effect, any Modified Superior Proposal shall require a new Lilis Notice of Superior Proposal and a new four-Business Day period with respect to such Modified Superior Proposal); and (iii) simultaneously with, and as a condition to, its termination pursuant to this Section 7.1(h), Lilis shall pay to Brushy the Lilis Termination Fee provided under Section 8.1(c).

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Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made and, except with respect to this Section 7.2, Section 5.5 and Article 8, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Lilis, the Merger Sub or Brushy, except as set forth in Section 8.1 of this Agreement; provided that nothing herein shall relieve any party from any liability with respect to any willful breach of any representation, warranty, covenant or other obligation under this Agreement.

(b) In the event of termination of this Agreement as provided in Section 7.1, for a period of one year following the date of such termination, neither Brushy nor Lilis (nor any of their respective Subsidiaries), without the prior written consent of the other party (which consent may be withheld, delayed, denied or conditioned in the sole and absolute discretion of such party), will hire, or solicit for hire or employment (whether as an employee or consultant), directly or indirectly, any officer or employee of, or consultant to, the other party or any of its Subsidiaries or any Person who at the time of proposed hire had been an officer or employee of the other party or any of its Subsidiaries within the previous six months (excluding current oil and gas operating activities that the parties are conducting with one another or as may be reasonably anticipated in the ordinary course of business relating to such activities). For the purposes of this provision, “solicitation” shall not include solicitation of any officer or employee who is solicited by advertising in a newspaper or periodical of general circulation or who on his or her own initiative seeks employment with Lilis or Brushy, as the case may be.

(c) In the event of termination of this Agreement as provided in Section 7.1, for a period of six months following the date of such termination, without the prior written consent of the Lilis Board or the Brushy Board, as the case may be, which consent may be withheld, delayed, denied or conditioned in the sole and absolute discretion of such Board of Directors, neither Lilis nor Brushy shall directly or indirectly (nor shall either of them assist or encourage directly or indirectly others to): (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any Subsidiary or division thereof or any bank debt, claims or other obligations of the other or any rights to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s Board of Directors, or solicit, or participate in the solicitation of, any proxies of the other’s stockholders, or make any public announcement with respect to any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other or its securities or assets; or (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing. Each party will promptly advise the other of any inquiry or proposal made to it with respect to any of the foregoing. Notwithstanding the foregoing, (w) neither party’s Board of Directors shall withhold, delay, deny or condition its consent if to do so would be inconsistent with its fiduciary duties; (x) either party shall be permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger, stock purchase or similar agreement to which the other is a party; (y) either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other in order to correct material misstatements or omissions by the other or its advisors; and (z) either party may continue the current oil and gas operating activities conducted with the other party and as may be reasonably contemplated in the ordinary course of business relating to such activities. If either party enters into a standstill with a third party that is more favorable than the foregoing, such party will amend its standstill with the other party accordingly.

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Article 8
MISCELLANEOUS

Section 8.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in this Article 8.

(b) Notwithstanding anything in this Agreement to the contrary, if Brushy terminates the Agreement pursuant to Section 7.1(g), then Brushy, at or prior to the time of, and as a pre-condition to the effectiveness of, termination, shall pay to Lilis an amount equal to $1,200,000 (the “Brushy Termination Fee”). Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Lilis and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

(c) Notwithstanding anything in this Agreement to the contrary, if Lilis terminates the Agreement pursuant to Section 7.1(h), then Lilis, at or prior to the time of, and as a pre-condition to the effectiveness of, termination, shall pay to Brushy an amount equal to $1,200,000 (the “Lilis Termination Fee”). Such payment shall be made by wire transfer of immediately available funds to an account designated by Brushy. Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Brushy and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

(d) Notwithstanding anything in this Agreement to the contrary, if the Agreement is terminated pursuant to either of Sections 7.1(a), (b), (d), (e) or (g), then Brushy, at or prior to the time of termination, shall pay to Lilis an amount equal to the Refundable Deposit, such amount being in addition to, and not in substitution for, any other amounts that may be owed by Brushy to Lilis pursuant to this Agreement, including, for the avoidance of doubt, Section 8.1(b). Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Lilis and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

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(e) Each party acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay or cause to be paid the amounts due from it pursuant to this Section 8.1 and if, in order to obtain such payment, the other party commences a suit that results in a judgment for the amounts set forth in this Section 8.1, the defaulting party shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 from the date payment was due at 10% per annum.

(f) This Section 8.1 shall survive any termination of this Agreement.

Section 8.2 Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after the Brushy Required Vote has been obtained, but after such Brushy Required Vote has been obtained no amendment shall be made without the approval of the stockholders of Brushy if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the Organizational Documents of Lilis if such alteration or change would adversely affect the holders of any shares of Lilis Common Stock or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of Brushy Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of Brushy and Lilis, for itself and on behalf of the Merger Sub.

(b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive in whole or in part compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

Section 8.3 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or on the Closing Date shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

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Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) the transmitter’s confirmation of a receipt of a facsimile or e-mail transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, return receipt requested or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Brushy, to:

Brushy Resources, Inc.
300 E. Sonterra Blvd., Suite 1220

San Antonio, Texas 78258
Telephone: (210) 999-5400
Attention: Edward Shaw
E-mail: eds@starboardresources.com

with a copy to (which copy shall not constitute notice):

Whitaker Chalk Swindle & Schwartz PLLC
301 Commerce Street, Suite 3500

Fort Worth, Texas 76102
Telephone: (817) 878-0547
Attention: John R. Fahy
E-mail: jfahy@whitakerchalk.com

if to Lilis or the Merger Sub, to:

Lilis Energy, Inc.
216 16th Street, Suite 1350

Denver, Colorado 80202
Telephone: (303) 893-9000
Attention: Ariella Fuchs
E-mail: AFuchs@lilisenergy.com

with a copy to (which copy shall not constitute notice):

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92616
Telephone: (949) 623-3519
Attention: Michael A. Hedge
E-mail: michael.hedge@klgates.com

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Section 8.5 Rules of Construction and Interpretation; Definitions.

(a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available,” when used in this Agreement, shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word “affiliates” when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December __, 2015. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(c) The inclusion of any information in the Brushy Disclosure Letter or the Lilis Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Brushy Disclosure Letter or Lilis Disclosure Letter, as applicable, that such information is required to be listed in the Brushy Disclosure Letter or Lilis Disclosure Letter, as applicable, or that such items are material to Brushy or Lilis, as the case may be. The headings, if any, of the individual sections of each of the Lilis Disclosure Letter and Brushy Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

(d) The following terms have the following definitions:

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“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable to Brushy or Lilis, as the case may be, than Section 5.5 hereof.

“Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Acquisition Proposal” has the meaning set forth in Section 5.3(g).

“Advisers Act” has the meaning set forth in Section 3.22.

“Agreement” has the meaning set forth in the preamble.

“Brushy Adverse Recommendation Change” has the meaning set forth in Section 5.3(c).

“Brushy Assets” has the meaning set forth in Section 3.17.

“Brushy Balance Sheet” has the meaning set forth in Section 3.5(b).

“Brushy Board” has the meaning set forth in Section 3.3.

“Brushy Common Stock” has the meaning set forth in Section 2.1(a)(ii).

“Brushy Disclosure Letter” has the meaning set forth in the preamble to Article 3.

“Brushy Employees/Consultants” has the meaning set forth in Section 3.10.

“Brushy Fairness Opinion” has the meaning set forth in Section 3.23(b).

“Brushy IP Rights” has the meaning set forth in Section 3.13(a)(i).

“Brushy Leased Real Property” means all interests in real property pursuant to the Brushy Leases.

“Brushy Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Brushy or its Subsidiary is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

“Brushy Material Contract” has the meaning set forth in Section 3.14(a).

“Brushy Notice of Change” has the meaning set forth in Section 5.3(c).

“Brushy Notice of Superior Proposal” has the meaning set forth in Section 7.1(g).

“Brushy Option” has the meaning set forth in Section 2.1(d).

“Brushy Option Cancellation Agreement” has the meaning set forth in Section 5.18.

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“Brushy Owned Real Property” means the real property, and interests in real property, owned by Brushy or its Subsidiary.

“Brushy Permits” has the meaning set forth in Section 3.12(d).

“Brushy Preferred Stock” has the meaning set forth in Section 3.2(a).

“Brushy Real Property” means Brushy Owned Real Property and Brushy Leased Real Property.

“Brushy Required Vote” has the meaning set forth in Section 3.24.

“Brushy SEC Documents” has the meaning set forth in Section 3.5(a).

“Brushy Special Meeting” has the meaning set forth in Section 5.7(c).

“Brushy Stockholder Statement” has the meaning set forth in Section 3.9(a).

“Brushy Termination Fee” has the meaning set forth in Section 8.1(b).

“Brushy” has the meaning set forth in the preamble.

“Brushy Warrant Cancellation Agreement” has the meaning set forth in Section 5.18.

“Brushy Warrants” has the meaning set forth in Section 3.2(a).

“Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Delaware.

“Capital Expenditures” means expenditures relating to: (i) acquiring new oil and gas leasehold interest (including payment of new lease bonuses and landman deposits and fees); (ii) preparing a wellsite for drilling, drilling and completing a new oil and gas well; (iii) re-entering an existing oil and gas vertical wellbore and deepening such wellbore, drilling horizontally from such vertical wellbore, or drilling an extension of an existing wellbore; and (iv) and any other expenditure that is properly classified as a capital expenditure in accordance with the Generally Accepted Accounting Principles and the principals of the Council Of Petroleum Accountants Societies, consistently applied.

“Capital Raise” has the meaning set forth in Section 5.15.

“Certificate” has the meaning set forth in Section 2.1(a)(iii).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Chancery Court” has the meaning set forth in Section 8.14.

“Claim” shall mean any claim, action, suit, proceeding or investigation.

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“Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing” has the meaning set forth in Section 1.4.

“Code” has the meaning set forth in the recitals.

“Committee” has the meaning set forth in Section 5.13.

“Creative O&G” has the meaning set forth in the recitals.

“Debenture Conversion” has the meaning set forth in Section 5.2(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” has the meaning set forth in Section 1.2.

“Disclosing Party” has the meaning set forth in Section 5.5.

“Dissenting Shares” has the meaning set forth in Section 2.2.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any other employee compensation and benefit plan, agreement, program, policy or other arrangement or payroll practice, whether formal or informal, oral or written, legally binding or not, and whether or not subject to ERISA, including, without limitation, employment agreements, change-in-control agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in the form of annual bonuses, long-term incentive programs in the form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance.

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“Employment and Withholding Taxes” means any federal, state, provincial, local, foreign or other employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of Brushy and its Subsidiary, or Lilis and any of its Subsidiaries, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

“Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to any Person alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location for which such Person or its Subsidiaries may bear responsibility or liability or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

“Environmental Laws” means all Laws, including common law, relating to pollution, Cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health, including Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, including the Federal Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act and the Emergency Planning and Community Right to Know Act, each as amended and currently in effect.

“Equity Investment Note” means a subordinated promissory note from Lilis to SOSventures, LLC in the principal amount of $1,000,000, relating to the one-time restructuring fee, substantially in the form attached hereto as Exhibit B.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.5(a).

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Forbearance Agreement” means that certain Forbearance Agreement, dated November 24, 2015, between Brushy, Independent Bank and certain named guarantors thereunder.

“GAAP” has the meaning set forth in Section 3.5(b).

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“GF Asset Assignment Agreement” means an agreement effecting the assignment of the GF Assets from Brushy to Creative O&G, in a form reasonably acceptable to Lilis.

“GF Assets” means the Giddings Field Assets that are subject to the Participation Agreement.

“Governmental Entity” has the meaning set forth in Section 3.4(b).

“Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise regulated under any Environmental Laws, (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous to human health or the environment or (v) Naturally Occurring Radioactive Material (NORM).

“Hydrocarbons” has the meaning set forth in Section 8.5(d).

“Indemnified Parties” has the meaning set forth in Section 5.9(a).

“Independent Bank” has the meaning set forth in Section 8.5(d).

“Independent Bank Debt” means the indebtedness owed by Brushy to Independent Bank, a Texas state bank, as lender and/or as agent for a group of participating lenders (collectively “Independent Bank”), under that certain Credit Agreement, dated June 27, 2013, between Brushy, formerly known as Starboard Resources, Inc., as borrower, and Independent Bank, as lender, as amended, and including the remaining balance owed on a promissory note, in the original principal amount of $100,000,000, payable by Brushy to Independent Bank, as further described in the Forbearance Agreement, and as the terms of the indebtedness and the note may be modified by the Forbearance Agreement.

“Intellectual Property” means any and all (i) seismic data, trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, trade secrets, know-how and other proprietary rights and information, other indicia of source of origin, all applications and registrations for any of the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; and (iii) copyrights in and to published and unpublished works of authorship, whether copyrightable or not (including software), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and, in each of cases (i) to (iii) inclusive, whether registered, unregistered or capable of registration.

“Interpleader” has the meaning set forth in Section 5.19.

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“Investment Company Act” has the meaning set forth in Section 3.22.

“Joint Operating Agreement” means the joint operating agreement entered into between Lilis and Creative O&G in connection with the GF Asset Assignment Agreement, in a form reasonably acceptable to Lilis.

“knowledge” of any Person means the knowledge after due inquiry of all officers of such Person.

“Laws” has the meaning set forth in Section 3.4(a).

“Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

“Lilis Adverse Recommendation Change” has the meaning set forth in Section 5.3(f).

“Lilis Assets” has the meaning set forth in Section 4.17.

“Lilis Balance Sheet” has the meaning set forth in Section 4.5(b)(i).

“Lilis Board” has the meaning set forth in Section 4.3.

“Lilis Common Stock” has the meaning set forth in Section 2.1(a)(ii).

“Lilis Debentures” shall mean the 8% Senior Secured Convertible Debentures sold by Lilis to various investors, from time to time, pursuant to the Convertible Debenture Securities Purchase Agreements included as exhibits to the Lilis SEC Documents.

“Lilis Disclosure Letter” has the meaning set forth in the preamble to Article 4.

“Lilis Employees/Consultants” has the meaning set forth in Section 4.10.

“Lilis IP Rights” has the meaning set forth in Section 4.13(a)(i).

“Lilis Leased Real Property” means all interests in real property pursuant to the Lilis Leases.

“Lilis Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Lilis is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

“Lilis Material Contract” has the meaning set forth in Section 4.14(a).

“Lilis Notice of Change” has the meaning set forth in Section 5.3(f).

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“Lilis Notice of Superior Proposal” has the meaning set forth in Section 7.1(h).

“Lilis Options” has the meaning set forth in Section 4.2(a).

“Lilis Owned Real Property” means the real property, and interests in real property, owned by Lilis.

“Lilis Permits” has the meaning set forth in Section 4.12(d).

“Lilis Preferred Stock” has the meaning set forth in Section 4.2(a).

“Lilis Proxy Statement” means a proxy statement for a special meeting of shareholders of Lilis in connection with the Merger.

“Lilis Real Property” means the Lilis Owned Real Property and the Lilis Leased Real Property.

“Lilis Redeemable Preferred Stock” has the meaning set forth in Section 4.2(a).

“Lilis Required Vote” has the meaning set forth in Section 4.27

“Lilis SEC Documents” has the meaning set forth in Section 4.5(a).

“Lilis Series A Preferred Stock” has the meaning set forth in Section 4.2(a).

“Lilis Stock Split” has the meaning set forth in Section 5.14.

“Lilis Termination Fee” has the meaning set forth in Section 8.1(c).

“Lilis Warrants” has the meaning set forth in Section 4.2(a).

“Lilis” has the meaning set forth in the preamble.

“Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in Law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

“Material Adverse Effect” means, with respect to Lilis or Brushy, as the case may be, the existence of a materially adverse change to the financial condition, business, assets, properties or results of operations of such party and its Subsidiaries, taken as a whole, no matter how caused or how arising, except for any materially adverse change that is caused by or arises from one or more of (i) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect such party, (ii) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes, (iii) changes in the market price of oil or natural gas, (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Lilis is the prospective owner of Brushy, (v) the existence or occurrence of war, acts of war, terrorism or similar hostilities or (vi) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities.

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“Merger Consideration” has the meaning set forth in Section 2.1(a)(ii).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Board” has the meaning set forth in Section 4.3.

“Merger Sub Common Stock” has the meaning set forth in Section 2.1(a)(i).

“Merger” has the meaning set forth in Section 1.2.

“Modified Superior Proposal” has the meaning set forth in Section 7.1(g).

“New Equity Incentive Plan” means a new equity incentive plan to be adopted by Lilis, pursuant to which 25% of the pro forma shares outstanding of Lilis are reserved for issuance to the management team of Lilis post-Closing, at the discretion of the Lilis Board.

“Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas or minerals, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; (ii) all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (iii) all easements, rights of way, licenses, permits, leases and other interests associated with, appurtenant to or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing.

“Organizational Documents” means, with respect to a particular Person, (a) if such Person is a corporation, its certificate or articles of incorporation, organization or formation and its by-laws; (b) if such Person is a general partnership, its partnership agreement and any statement of partnership; (c) if such Person is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (d) if such Person is a limited liability company, its certificate or articles of formation or organization and limited liability company or operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (f) any amendment to any of the foregoing.

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“ORRI” means the Crittendon Assignment of Overriding Royalty Interest as filed and recorded on May 28, 2015, in Winkler County, Texas, and attached hereto as Exhibit C; provided that prior to the Closing, the ORRI shall be amended such that the ORRI shall not terminate upon payment in full of the Obligations (as defined therein) and the termination of the Commitment (as defined therein) and shall remain in full force and effect.

“Outstanding Brushy Common Stock” means 13,011,986 shares of Brushy Common Stock.

“Outstanding Lilis Common Stock” means 56,285,396 shares of Lilis Common Stock.

“Participation Agreement” means the agreement between Lilis and Creative O&G as to be mutually agreed upon between such parties.

“Permitted Liens” means (i) Liens reserved against or identified in the Brushy Balance Sheet or the Lilis Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to credit facilities, if any, of Brushy and its Subsidiary or Lilis and its Subsidiaries, as the case may be and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of Brushy and its Subsidiary or Lilis and its Subsidiaries, as the case may be and in each case taken as a whole as currently used, or otherwise individually or in the aggregate have or result in a Material Adverse Effect on Brushy or Lilis, as the case may be.

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Entity.

“Preferred Conversion” has the meaning set forth in Section 5.2(d).

“Proceeding” has the meaning set forth in Section 5.9(a).

“PUHCA” has the meaning set forth in Section 3.22.

“Receiving Party” has the meaning set forth in Section 5.5.

“Refundable Deposit” means $1,000,000, payable from Lilis to Brushy in connection with Section 1.1 of this Agreement.

“Registered Brushy IP” has the meaning set forth in Section 3.13(b).

“Registered Lilis IP” has the meaning set forth in Section 4.13(b).

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“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

“Representatives” has the meaning set forth in Section 5.3(a).

“Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“S-4” has the meaning set forth in Section 3.9(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” has the meaning set forth in Section 3.5(a).

“Securities Act” has the meaning set forth in Section 3.2(d).

“SOS Debt” has the meaning set forth in the recitals.

“SOS Warrant” means a warrant to purchase 2,000,000 shares of Lilis Common Stock, subject to any adjustments for stock splits effected after the date hereof, at an exercise price of $2.50. The exercise price of the SOS Warrant shall be adjusted such that if, prior to the date that is nine (9) months after the Effective Date, Lilis issues new warrants to purchase Lilis Common Stock with an exercise price of less than $2.50 per share, then the exercise price of the SOS Warrant will adjust to such new exercise price. The SOS Warrant shall be exercisable for a period of 2-years and shall only be exercisable for cash.

“Stock Exchange Ratio” shall mean the quotient of the Outstanding Lilis Common Stock divided by the Outstanding Brushy Common Stock.

“Subsidiary” means with respect to any Person, any other Person of which (i) such Person is directly or indirectly the controlling general partner or (ii) 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person.

“Superior Proposal” has the meaning set forth in Section 5.3(g).

“Surviving Entity” has the meaning set forth in Section 1.2.

“Takeover Laws” has the meaning set forth in Section 3.28.

“Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

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“Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Transaction Documents” means this Agreement, the GF Asset Assignment Agreement, the Joint Operating Agreement, the Participation Agreement, the Equity Investment Note, the Voting Agreement, the New Equity Incentive Plan.

“Voting Agreement” has the meaning set forth in the recitals.

Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

Section 8.8 Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, void, unenforceable, overly broad or against public policy by any court of competent jurisdiction, the parties intend that such court modify such provision to the extent necessary so as to render it valid, effective, enforceable, reasonable and not overly broad and such term, provision, covenant or restriction shall be deemed modified to the extent necessary to provide the intended benefits to modify this Agreement so as to effect the original intent of the parties, as evidenced by this Agreement, as closely as possible in a mutually acceptable manner in order that the transactions as originally contemplated hereby are fulfilled to the fullest extent possible.

Section 8.10 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

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Section 8.12 Parties-in-Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Section 5.9) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any Representative of any of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

Section 8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or equity.

Section 8.14 Jurisdiction and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any Federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Brushy, its Subsidiaries, Lilis and the Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.4 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

[Signature page follows]

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IN WITNESS WHEREOF, Lilis, the Merger Sub and Brushy have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
Name:	Ariella Fuchs
Title:	President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
Name:	Michael J. Pawelek
Title:	Chief Executive Officer

 [Signature Page to Merger Agreement]

Exhibit A

Voting Agreement

[see Exhibits 10.1 and 10.2]

Exhibit B

Equity Investment Note

FORM OF SUBORDINATED PROMISSORY NOTE

$1,000,000.00	[________]

FOR VALUE RECEIVED, the undersigned, Lilis Energy, Inc., a Nevada corporation (the “Maker”) hereby promises to pay to SOSventures, LLC, a Delaware limited liability company (the “Holder”), on [________][1], the principal amount of One Million and 00/100 Dollars ($1,000,000.00) (hereinafter referred to as “Subordinated Indebtedness”), or such lesser amount as may then be outstanding hereunder, together with all accrued and unpaid interest (if any) thereon and in accordance with the terms and conditions of this subordinated promissory note (this “Note”).

1.      Prepayments; Principal and Interest.

(a)         Optional Prepayment. Subject to the provisions of Section 2 hereof, the Maker may prepay all or a portion of the unpaid principal amount of this Note, without premium or penalty, provided that each optional prepayment shall be accompanied by all accrued and unpaid interest (if any) on the amount so prepaid to the date of prepayment. All optional prepayments shall be applied first to accrued and unpaid interest and then to unpaid principal in the order in which such interest and principal are to become due.

(b)         Interest. This Note shall accrue interest on the unpaid principal amount hereof at a rate per annum equal to six percent (6%). In no event shall interest or any other amount payable hereunder exceed the highest amount permitted by applicable law. Interest shall be computed based on a 365-day year and the actual number of days elapsed.

2.      Subordination. The Maker agrees, and the Holder by accepting this Note likewise agrees, that the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner set forth herein, to the Senior Indebtedness. As used herein, “Senior Indebtedness” shall mean all present or future indebtedness of, or indebtedness guaranteed by, the Maker or its subsidiaries, including, without limitation, any money borrowed under the Credit Agreement, dated January 8, 2015, among Lilis Energy, Inc., Heartland Bank, as administrative agent, and the other lender parties thereto, as amended, including without limitation all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, and all premiums, fees, expenses and other obligations owing by the Maker or its subsidiaries to any lender in respect of such indebtedness, and any and all related notes, agreements, documents and instruments, all as amended, modified, restated, renewed, refinanced, extended and supplemented from time to time.

2.1         Liquidation. In the event of any bankruptcy, insolvency, receivership, dissolution, winding up, liquidation or reorganization of the Maker (whether in bankruptcy, insolvency or receivership proceedings or otherwise), or any assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Maker for the benefit of any creditor or creditors or otherwise (a “Liquidation”):

(a)         all Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Indebtedness;

[1] This shall be the date that is three years from the date of the executed promissory note.

(b)         any payment or distribution of any character, whether in cash, securities or other property, which (except for the terms of this Section 2.1) would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness; and

(c)         if, notwithstanding the foregoing terms of this Section 2.1, any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation in respect of the Subordinated Indebtedness before all Senior Indebtedness shall have been paid in full as aforesaid, such payment or distribution shall be held in trust for the benefit of, and shall be paid or delivered to, the holders of Senior Indebtedness (as provided in Sections 2.2 and 2.3) to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness, provided, however, that such amounts paid to the holders of Senior Indebtedness shall not be deemed to discharge the Subordinated Indebtedness.

2.2         Payments in Respect of Senior Indebtedness. For all purposes of this Section 2: (a) Senior Indebtedness shall not be deemed to have been paid in full unless and until the holders thereof shall have indefeasibly received cash equal to the full amount of such Senior Indebtedness at the time outstanding and all commitments to extend further credit to the Maker have terminated, and (b) any payment or distribution required to be paid or delivered to the holders of Senior Indebtedness shall be deemed to have been received by such holders if paid or delivered to an authorized agent or agents, or representative or representatives, of such holders.

2.3         Further Assurances. The Holder (a) irrevocably authorizes and empowers (without imposing any obligation on) each holder of Senior Indebtedness or such holder’s representatives, to accelerate, demand, sue for, collect, receive and give receipt for such holder’s ratable share of all payments and distributions in respect of the Subordinated Indebtedness which are required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 2.1 hereof, and to execute, verify, deliver and file any proofs of claims and take all such other action in the name of the Holder or otherwise, as such holder of Senior Indebtedness or such holder’s representatives may determine to be necessary or appropriate for the enforcement of such holder’s rights under Section 2.1 hereof, and (b) shall execute and deliver to each holder of Senior Indebtedness or such holder’s representatives such other instruments confirming such authorization and such powers of attorney, proofs of claim, assignments of claim and/or rights, financing statements and other instruments, and shall take all such other action as may be reasonably requested by such holder or such holder’s representatives in order to enable such holder to enforce the Holder’s Subordinated Indebtedness and all such payments and distributions in respect thereof, and to otherwise enforce the subordination provisions of this Section 2 and to perfect its rights herein.

2.4         Rights of Subrogation. Upon payment in full to the holders of all Senior Indebtedness, the Holders of the Subordinated Indebtedness shall be subrogated to the rights of such holders of Senior Indebtedness to receive payments and distributions in respect of Senior Indebtedness until all such holders of the Subordinated Indebtedness shall have been paid in full.  No payment or distribution to the holders of Senior Indebtedness by virtue of the provisions of this Section 2, which would otherwise have been made to the holders of the Subordinated Indebtedness, shall, as between the Company and its creditors other than the holders of Senior Indebtedness, be deemed to be a payment by the Company in respect of Senior Indebtedness, it being understood that the terms of this Section 2 are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Holders of Subordinated Indebtedness on the other hand.

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2.5         Modifications of Senior Indebtedness and Security. The holders of the Senior Indebtedness may, at any time and from time to time with or without notice, without impairing or releasing the subordination provisions of this Section 2, do any one or more of the following: (a) change the manner, place, terms of payment of, or change or extend the time of payment of or renew or alter, the Senior Indebtedness, or amend, modify, supplement or terminate in any manner any instrument, document or agreement relating to the Senior Indebtedness; (b) release any person or entity liable in any manner for the payment or collection of the Senior Indebtedness; (c) exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Maker or any other person or entity; (d) apply any monies or other property paid by any person or entity or otherwise released in any manner to the Senior Indebtedness; or (e) accept or release any security for the Senior Indebtedness. The subordination provisions of this Section 2 shall continue without impairment even if any liens securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed. The subordination provisions shall be reinstated if at any time any payment of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness.

2.6         Agreements with Holders of Senior Indebtedness. The Holder shall promptly execute such additional agreements as any holder or holders of Senior Indebtedness may reasonably request to confirm the provisions of this Note and otherwise providing for the reasonable subordination of the indebtedness evidenced by this Note on terms not materially inconsistent with this Note.

2.7         Modification or Waiver of Note. No amendment, modification or waiver of the terms of this Section 2 shall be effective without the prior written consent of such holders of the Senior Indebtedness necessary to bind all of the holders of Senior Indebtedness.

2.8         Obligation of Maker to Pay Absolute. Nothing contained in this Section 2 shall impair, as between the Maker and the Holder, the obligation of the Maker to pay all indebtedness evidenced by this Note when and as the same becomes due and payable as provided herein.

2.9         Third Party Beneficiaries. The holders of Senior Indebtedness are intended third party beneficiaries of the provisions of this Section 2 and, as such, shall be permitted to enforce such provisions in all respects.

3.      Waiver of Demand; Costs of Collection. Except as expressly set forth herein, the Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. Subject to Section 2 hereof, the Maker agrees to pay all reasonable costs and expenses of collection of the Holder, including court costs and reasonable attorney’s fees, in the event collection procedures are commenced by the Holder in accordance with the terms of this Note after any amount hereunder becomes due and payable.

4.      Choice of Law. The laws of the State of Delaware (without giving effect to its conflicts of laws principles) govern all matters arising out of or relating to this Note and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

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5.      Notice. All notices and other communications under this Note must be in writing and shall be deemed to have been duly given (i) upon delivery by hand (with written confirmation of receipt), (ii) one (1) day after deposit with a nationally recognized overnight delivery service (receipt requested), or (iii) five (5) days after deposit in the United States mail by certified delivery, return receipt requested. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications. Notices shall be sent in each case to the appropriate addresses indicated for each party on the signature page below or such other place as the parties may from time to time designate in writing.

6.      Captions. The captions of the sections of this Note are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Note.

7.      Modifications and Waivers. Except as otherwise provided herein, this Note shall be amended, modified or waived only by a written instrument signed by the Maker and the Holder. No delay or omission in exercising any right under this Note shall operate as a waiver of that or any other right. No waiver of any single breach or default shall be deemed a waiver of any other breach or default.

8.      Transfer and Exchange. This Note may not be transferred or assigned by the Holder without the prior written consent of the Maker in its sole discretion. Each new Holder, as applicable, by its acceptance of this Note, acknowledges and agrees to be bound by the provisions of this Note including, without limitation, the subordination provisions of Section 2 hereof. The subordination provisions shall be binding upon the successors and assigns of the Holder.

9.      Default and Acceleration.

9.1         Events of Default. An “Event of Default” means:

(a)         Maker’s willful failure to pay any amounts then due under this Note, and Maker fails to cure the same within thirty (30) days after receiving written notice thereof from Holder, provided that (i) such payments are not prohibited under the terms of any Senior Indebtedness, (ii) the payments of such amount would not materially adversely affect the Maker’s ability to make required payments, when due, under any Senior Indebtedness or (iii) the payments of such amount would not materially adversely affect the Maker’s working capital or cause the Maker to have insufficient cash balances to operate its business, in each case as determined by the Maker’s senior management

(b)         Maker (i) files an application for or consents to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) files a voluntary petition commencing a case under Title 11 of the United States Code concerning Maker, (iii) makes a general assignment for the benefit of creditors, (iv) is unable, or admits in writing its inability, to pay its debts generally as they become due, or (v) files an answer admitting the material allegations of a petition filed against it in any case under Title 11 of the United States Code concerning Maker;

(c)         Maker’s seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief or other similar law of the United States, any state of the United States or any other jurisdiction.

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(d)         An order, judgment or decree shall be entered against the Maker by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any case under Title 11 of the United States Code or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within thirty (30) days after the issuance and entry thereof; or

(e)         The Maker selling substantially all of its assets to an unaffiliated third party in one or a series of related transactions.

9.2         Acceleration. Upon the occurrence of and during the continuance of an Event of Default, then at the option of Holder, regardless of any prior forbearance, all sums remaining unpaid under this Note shall become immediately due and payable.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Maker has duly executed this Note as of the Effective Date.

MAKER:

LILIS ENERGY, INC.

By:

Name:

Title:

Address:

ACKNOWLEDGED AND AGREED BY:

HOLDER:

SOSVENTURES, LLC

By:

Name:

Title:

Address:

Signature Page to Subordinated Promissory Note

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Exhibit C

Crittendon Assignment of Overriding Royalty Interest